UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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ARTHUR J. GALLAGHER & CO.

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Arthur J. Gallagher & Co.
PROXY STATEMENT
Annual Meeting of Stockholders
May 13, 2014 9:00 a.m. (Central Time)

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141

March 25, 2014

Dear Stockholder:

Our Annual Meeting will be held on Tuesday, May 13, 2014, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business requiring stockholder action at the meeting. Following the meeting, I will present information on our business and our directors and officers will be available to answer your questions.

Whether or not you plan to attend, please vote your shares by completing a proxy card or by using the toll-free telephone number or Internet voting options described on the proxy card. I also encourage beneficial owners to follow the instructions provided by your broker regarding how to vote. Record holders, and beneficial owners holding a legal proxy from their broker, may revoke previously submitted proxies and vote in person at the meeting.

Cordially,

J. PATRICK GALLAGHER, JR.

Chairman of the Board

Arthur J. Gallagher & Co.

Notice of Annual Meeting of Stockholders

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. will be held on Tuesday, May 13, 2014, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141 for the purposes outlined below:

Date:	May 13, 2014

Time:	9:00 a.m. Central Time

Place:	The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

Record date:	Stockholders of record at the close of business on March 17, 2014 are entitled to notice of and to vote at the Annual Meeting.

Items of business:	•	To elect each of the eight nominees named in the accompanying Proxy Statement as directors to hold office until our 2015 Annual Meeting.

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	To conduct a vote to approve the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan.

•	To conduct an advisory vote to approve the compensation of our named executive officers.

•	To transact such other business that properly comes before the meeting.

We are making this notice of annual meeting and proxy statement available on the Internet and mailing copies of these materials to certain stockholders on or about March 25, 2014. Stockholders of record at the close of business on March 17, 2014 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

WALTER D. BAY

SECRETARY

DATED: MARCH 25, 2014

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why are these proxy materials being provided to stockholders?

We are soliciting proxies to be voted at our 2014 Annual Meeting of Stockholders, and at any adjournment or postponement of the Annual Meeting. In connection with this solicitation of proxies, we have made these proxy materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail. Basic information regarding the Annual Meeting is set forth below:

Purpose:	Annual Meeting of Stockholders
Date and Time:	May 13, 2014, 9:00 a.m., Central Time
Place:	The Gallagher Centre, Two Pierce Place, Itasca, Illinois, 60143-3141
Record Date:	March 17, 2013
Mailing Date:	The Notice of Internet Availability of Proxy Materials (Internet Availability Notice) was first mailed to stockholders of record as of the record date, and these proxy materials were first made available to stockholders on the Internet, on or about March 25, 2014.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the proposals outlined in this proxy statement, including the election of directors, ratification of our independent registered public accounting firm, approval of our 2014 Long-Term Incentive Plan and approval of the advisory “say-on-pay” resolution. In addition, there will be a presentation by our Chairman and CEO and an opportunity for you to ask questions of the Board of Directors and our senior management team.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the director nominees (Item 1 on the proxy card);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent auditor for 2014 (Item 2 on the proxy card);

•	FOR approval of the 2014 Long-Term Incentive Plan (Item 3 on the proxy card); and

•	FOR the advisory “say-on-pay” resolution approving the compensation of our named executive officers (Item 4 on the proxy card).

How many votes are needed to approve the matters presented at the Annual Meeting?

•	Directors. To be elected, director nominees must receive the affirmative vote of a majority of the votes cast at the meeting for the election of directors (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Broker non-votes and abstentions have no effect on the election of directors. Broker non-votes generally occur when shares held by a broker for a beneficial owner are not voted with respect to non-discretionary items because the broker has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

•	Ratification of Auditors. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Brokers who do not receive voting instructions from beneficial owners may vote in favor of ratification of our auditors on a discretionary basis.

•	2014 Long-Term Incentive Plan. Approval of the 2014 Long-Term Incentive Plan requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Broker non-votes have no effect.

•	Advisory Vote. Approval of the advisory say-on-pay resolution requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Broker non-votes have no effect.

Will any matters other than those identified in this proxy statement be decided at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board may nominate.

Who can vote, and how do I vote?

Only holders of our common stock at the close of business on the record date of March 17, 2014 are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the record date, we had 134,814,493 shares of common stock outstanding and entitled to vote. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. “Record holders” may vote (1) by completing and returning a proxy card, (2) on the Internet, or (3) using a toll-free telephone number. Please see the proxy card for specific instructions on how to vote using one of these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Daylight Time on May 12, 2014. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting. Please see the next question and its corresponding answer if you are unsure whether you are a record holder or beneficial owner. Both record holders and beneficial owners may attend the Annual Meeting to vote their shares, but beneficial owners must obtain a “legal proxy” from their brokers or other intermediaries in order to do so.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name, and an Internet Availability Notice was forwarded to you automatically from your broker or other intermediary. As a beneficial owner, you have the right to instruct your broker or other intermediary to vote your shares in accordance with your wishes. You are also invited to attend the Annual Meeting. Because a beneficial owner is not the record holder, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other intermediary. Your broker or other intermediary has provided you with an explanation of how to instruct it regarding the voting of your shares. If you do not provide your broker with voting instructions, your broker will not be allowed to vote your shares at the Annual Meeting for any matter other than ratification of the appointment of our independent auditor.

What should I do if I receive more than one Internet Availability Notice or proxy card?

If you own some shares of common stock directly as a record holder and other shares indirectly as a beneficial owner, or if you own shares of common stock through more than one broker or other intermediary, you may receive multiple Internet Availability Notices or, if you request proxy materials to be delivered to you by mail, you may receive multiple proxy cards. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the Internet Availability Notices you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each proxy card you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each proxy card in the return envelope that accompanied the proxy card.

May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by delivering to our Secretary, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois, 60143-3141, a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Beneficial owners must have a “legal proxy” from their broker to vote in person at the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Who will pay the costs of soliciting these proxies?

We will pay the costs of soliciting proxies to be voted at the Annual Meeting. After the Internet Availability Notices are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Internet Availability Notices to beneficial owners. In addition, we have hired Georgeson Shareholder Services to assist us in soliciting proxies, for which we will pay a fee of $12,000 plus their reasonable out-of-pocket expenses.

What is “householding”?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one Internet Availability Notice, or one set of proxy materials if they elect to receive hard copies, unless contrary instructions are received from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. We have undertaken householding to reduce printing costs and postage fees. Householding does not in any way affect dividend check mailings. Record holders who wish to begin or discontinue householding may contact Broadridge Investor Communication Solutions, Inc. (Broadridge) by calling 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary.

What is the deadline for submitting a proposal regarding a director nomination or other item of business to be included in the 2015 proxy statement?

The deadline for submitting a proposal to be included in our proxy statement and proxy card for the 2015 Annual Meeting is November 25, 2014. Such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), regarding stockholder proposals to be included in company-sponsored proxy materials.

How do I submit a proposal regarding a director nomination or other item of business to be presented directly at the 2015 Annual Meeting?

Under our bylaws, notice of any matter that is not submitted to be included in our proxy statement and proxy card for the 2015 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, not later than the close of business on February 12, 2015 and not earlier than the close of business on January 13, 2015. We will not entertain any nominations or other items of business at the Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by February 12, 2015, SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the Board. The proposal should also include the director nominee’s written consent to be named in our proxy statement as a nominee and to serve as a director if elected. Stockholders are also advised to review our bylaws, which contain additional requirements regarding the information to be included in, and advance notice of, stockholder proposals and director nominations.

How do I submit a proposed director nominee to the Board for consideration?

Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at an annual meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

Where can I find the voting results of the Annual Meeting?

An automated system administered by Broadridge will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation program for named executive officers on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and 2014 proxy statement, which will be filed with the SEC.

COMPENSATION COMMITTEE

Elbert O. Hand (Chair)

Sherry S. Barrat

David S. Johnson

Kay W. McCurdy

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers (whom we sometimes refer to as NEOs):

•	J. Patrick Gallagher, Jr. – Chairman, President and Chief Executive Officer

•	Douglas K. Howell – Chief Financial Officer

•	James S. Gault – President, Retail Property/Casualty Brokerage

•	James W. Durkin, Jr. – President, Employee Benefit Consulting and Brokerage

•	Thomas J. Gallagher – Chairman, International Brokerage

In this and other sections of the proxy statement, “Mr. Gallagher” will generally refer to our CEO. Where required for clarity, “Mr. Pat Gallagher” will refer to our CEO and “Mr. Tom Gallagher” will refer to Thomas J. Gallagher. This discussion and analysis contains statements regarding our performance measures, targets, goals and thresholds. These measures, targets, goals and thresholds are disclosed in the limited context of our named executive officer compensation program and should not be interpreted to be statements of management’s expectations or estimates of results or other guidance.

Executive Summary

We believe that our compensation program for named executive officers is balanced and reasonable and helps us retain and motivate highly talented business leaders through a range of economic cycles. We reward sustained performance by emphasizing a balance of short and long-term compensation vehicles. More than two-thirds of the value of named executive officers’ total direct compensation opportunity is delivered through variable compensation. We tie annual cash incentives to company and/or business unit financial performance metrics, as well as achievement of individual performance goals. We align the financial interests of our named executive officers and our stockholders through: (i) stock options, restricted stock units and performance units with long vesting periods, (ii) significant stock ownership requirements, and (iii) our “Age 62 Plan,” which we believe encourages retention and alignment with stockholder interests by requiring named executive officers to remain employed with us through at least age 62 in order to vest in their awards under the plan.

2013 Performance Review

In 2013, we maintained our focus on growing our core businesses, executing our acquisition strategy, and improving quality and efficiency. As a result, we achieved year-over-year revenue1 growth of 14.8% (to $2.76 billion) and EBITAC2 growth of 22.9%, (to $528 million). Over the past three years, we increased revenue and EBITAC by compound annual growth rates of 15.5% and

1 Revenue is GAAP revenue for our combined brokerage and risk management segments (excludes revenue for our corporate segment). The Compensation Committee uses this measure in the context of determining incentive compensation awards because it provides a meaningful representation of our core operating performance.

2 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit B to this proxy statement.

18.4%, respectively. Our performance during this period was reflected in our total shareholder return (including dividends), which grew at an effective annualized rate of 21.9%, versus 17.7% for other publicly traded insurance brokers.3 We view this as excellent performance.

CEO Compensation

During the first quarter of 2013, the Compensation Committee increased Mr. Gallagher’s target annual cash incentive award opportunity from 125% to 135% of base salary. The Compensation Committee concluded this increase was appropriate based on our strong performance over the past three years, Mr. Gallagher’s achievement of individual performance goals during the same period, and the Committee’s determination that Mr. Gallagher’s total direct compensation was below that of similarly situated CEOs in our comparison groups (see page 10 for a discussion regarding the Committee’s decision). The Committee favored increasing Mr. Gallagher’s performance-based compensation opportunity, rather than base salary, for further alignment with stockholder interests. Based on the Company performance summarized above and Mr. Gallagher’s achievement of individual goals, in the first quarter of 2014, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $1,350,000 (100% of his target award opportunity).

Mr. Gallagher’s total compensation of $4.6 million for 2013, as disclosed in the Summary Compensation Table, represents a year-over-year increase of 2.6%. Over the past three years, when our total shareholder return averaged 21.9% annually, Mr. Gallagher’s pay grew by a compound annual growth rate of 6.6%. We believe this represents strong pay-for-performance alignment.

2013 Say-on-Pay Vote

In 2013, we held our annual “say on pay” vote, which resulted in 97.3% of votes cast approving our compensation program for named executive officers. The Compensation Committee evaluated the results of this vote as part of its overall assessment of our compensation program for named executive officers. Noting the strong support expressed by our stockholders, and having determined that our program satisfies its compensation objectives and remains consistent with the compensation philosophy outlined below, the Compensation Committee did not make any material changes to our compensation program for named executive officers in 2013.

2014 Long-Term Incentive Plan

We are submitting a long-term incentive plan and share authorization request for stockholder approval at this year’s Annual Meeting. The size of the share authorization request is 9,000,000 shares, versus 5,500,000 in the prior plan three years ago. The terms of the plan are substantially similar to those of the prior plan. For details regarding the plan, please see “Item 3: Approval of the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan” beginning on page 38. The primary purpose of the plan is to align the interests of our key employees with those of our stockholders by rewarding employees for strong long-term financial performance.

The difference in size between the 2014 and 2011 share authorization requests reflects our growth over the past three years. As of December 31, 2010, we had approximately 10,700 employees and revenue of $1.79 billion. As of December 31, 2013, we had approximately 16,400 employees and revenue of $2.76 billion. If the plan is approved, our intention is to increase the number of plan participants over time consistent with the growth of our business.

Key features of our share authorization request include the following:

•	We are requesting approval for 9,000,000 shares. A maximum of 2,000,000 shares may be used for full-value awards such as restricted stock units or stock-settled performance awards. The plan also permits us to award unused shares, as well as shares that are settled for cash, forfeited, expired, cancelled or terminated, from our prior plans. Such shares that may be used from prior plans totaled 137,644 as of March 17, 2014.

•	If the plan is approved, our “overhang,” or voting power dilution, will be approximately 13.0% as of March 17, 2014. See page 35 under “Equity Compensation Plan Table” for information regarding outstanding awards under our existing equity plans as of March 17, 2014.

•	Approval of this plan will result in a level of “shareholder value transfer” we believe to be reasonable.

•	We expect this share request will be sufficient for three years of grants, based on our anticipated share usage.

3 Marsh & McLennan Companies, Inc., Aon plc, Willis Group Holdings, Ltd. and Brown & Brown, Inc.

Key Pay and Governance Practices

The Compensation Committee continually evaluates best practices in executive compensation and governance and considers modifications to our executive compensation program that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term stockholder interests. Key pay and governance practices include the following:

Annual cash incentives

•	Target. Our annual cash incentive program targets awards at 135% of base salary for our CEO and 100% of base salary for our other named executive officers. See pages 10-11 for a discussion of performance measures and hurdle rates.

•	Cap. Even for extraordinary performance, we cap the annual cash incentive opportunity at 150% of target awards.

•	No payout without minimum level of performance. Our annual cash incentive plan does not provide guaranteed bonuses and pays out only if we meet minimum performance thresholds.

Restricted Stock Units and Stock Options

•	Minimum vesting periods. Our 2011 Long-Term Incentive Plan and proposed new equity plan mandate (subject to certain very limited exceptions) a minimum vesting period of three years for all awards.

•	No liberal share recycling. Our equity plans prohibit liberal share recycling.

•	Re-pricing and cash buyouts prohibited. Our equity plans prohibit re-pricing and cash buyouts of stock options and SARs.

Performance Unit Program (PUP)

•	PUP awards aligned with stockholder interests. Performance Unit Program (PUP) awards are earned based on our financial performance during the year of grant, and final payouts are based on our stock price after the third year.

•	No payout without minimum level of performance. No portion of a PUP award is earned if the company fails to meet a minimum performance threshold. See page 14.

•	Cap. Final payouts are capped at 150% of target awards (see page 14 for a description of the 50%-150% collar).

Executive pay and governance best practices

•	Prohibition on hedging. Executive officers and directors are prohibited from engaging in any hedging transaction involving our common stock.

•	Restrictions on pledging. Executive officers and directors are required to obtain approval prior to pledging Gallagher stock. In addition, Gallagher stock pledged as collateral for a loan will not be considered in determining whether executive officers and directors have met their stock ownership guidelines.

•	Clawback policy. We have an incentive compensation recovery policy under which our named executive officers can be required to pay back incentive awards erroneously awarded on the basis of restated financial statements, if they participated in fraud or misconduct leading to the restatement. See our Governance Guidelines, found at www.ajg.com/ir, under the heading “Corporate Governance.”[4]

•	Stock ownership guidelines. Named executive officers are expected to own an amount of our common stock with a value equal to a multiple of base salary (six times for our CEO, four times for our CFO and three times for the other named executive officers). Directors with at least five years of service are expected to own stock with a value equal to four times the cash portion of their annual retainer. All directors with at least one year of service currently own shares of our common stock, and all of our named executive officers and all directors with at least five years of service are in compliance with their stock ownership guidelines. For both executive officers and directors, pledged shares are not considered when determining compliance with the guidelines.

•	Change-in-control agreements. Our change-in-control agreements contain a “double trigger.” See pages 23-24. In addition, we have a policy that we will not enter into new change-in-control agreements containing excise tax gross-ups, or amend existing change-in-control agreements without removing such provisions.

4 Information on our website is not part of this proxy statement.

•	Limited perquisites. Our named executive officers receive only limited perquisites (equal to less than 1.0% of total compensation) and do not receive any related tax gross-ups. See page 15.

•	No employment agreements with NEOs. We do not have an employment agreement with Mr. Gallagher or any of our other named executive officers.

Compensation Philosophy

The following provides an overview of our compensation philosophy and program for named executive officers:

•	We believe in pay-for-performance. Our program emphasizes at-risk incentive award opportunities, which are payable only if specified financial, operational and individual goals are achieved.

•	Our program is designed to attract, motivate, reward and retain the most talented individuals who can drive business performance.

•	We emphasize share ownership. We deliver restricted stock units and stock options with long-term (three to five-year) vesting periods to our named executive officers, who are expected to maintain minimum equity ownership levels ranging from three times to six times their annual base salary.

•	When setting the elements of our program, we consider the total direct compensation of similarly situated executives from various market reference sources. See pages 8-9.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall company performance.

•	The total direct compensation awarded to our named executive officers includes base salary, performance-based annual cash incentive awards, long-term incentive awards (consisting of performance units, stock options and restricted stock units), and Age 62 Plan awards.

We structure our compensation program for named executive officers to ensure that a significant portion of the compensation paid is linked to the performance of our business. We provide the variable elements of our program (annual cash incentive compensation and long-term incentive compensation) primarily to encourage and reward performance that leads to strong financial results and creation of long-term stockholder value. In addition, we structure our program to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term stockholder value by promoting unnecessary or excessive risk-taking by our named executive officers.

Compensation Elements

Compensation Element	Objective	Key Features

Base Salary	Compensate named executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market conditions

Annual Cash Incentives	Align the financial interests of named executive officers with those of stockholders	Annual cash incentives are considered at-risk. Reward amounts (including target and maximum payouts) are determined based on the achievement of revenue and EBITAC growth, as well as other key annual financial and operational goals that drive stockholder value creation

Long-Term Incentives Restricted stock units, stock options and performance unit program (PUP) awards	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Long-term incentive opportunities are considered at-risk. They are greater for named executive officers with a greater direct impact on long-term company performance

Restricted stock units, stock options and PUP awards each tie named executive officers’ long-term wealth creation to the performance of our stock and provide multi-year vesting and overlapping maturity

Deferred Equity Participation Plan (Age 62 Plan)	Promote retention of named executive officers and align their financial interests with those of stockholders	Vesting of awards is delayed until named executive officers reach age 62, and for one-year increments after such age Each NEO has elected to invest awards in a fund representing our common stock

Compensation Decision-Making Process

The Compensation Committee is responsible for determining compensation opportunities for our named executive officers, establishing the annual total value to be transferred through our long-term incentive plans, and setting thresholds, targets and maximum awards for incentive compensation. To determine compensation opportunities for our named executive officers, the Compensation Committee takes into account the compensation objectives noted above, individual and company performance, compensation data for our comparison groups, trends in the financial service and insurance brokerage sectors, best practices, and internal considerations such as the strategic value of a given role, impact on our financial results, tax deductibility and accounting considerations.

Tally Sheets

The Compensation Committee also carefully considers the data compiled in a tally sheet prepared by management for each named executive officer. Tally sheets provide a comprehensive view of our compensation payout exposure under various termination scenarios (for example, voluntary or involuntary termination, retirement, and change in control). The tally sheets also provide details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period and a projection for the coming year.

The tally sheets include a three-year analysis of equity and deferred compensation, and provide insight into total wealth accumulation for each officer, as well as the sensitivity of these figures to changes in our stock price. This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Role of the CEO

At the beginning of each year, Mr. Gallagher proposes performance objectives for the company and for himself. The Compensation Committee and the Board review these objectives with Mr. Gallagher and make modifications as necessary. Following this review and discussion, the objectives for Mr. Gallagher and the company are finalized and approved by the Compensation Committee and the Board. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that focus on factors Mr. Gallagher and the Board believe create long-term stockholder value. Mr. Gallagher reviews and discusses preliminary considerations regarding his own compensation with the Compensation Committee but does not participate in the Compensation Committee’s final determination of his compensation. Mr. Gallagher also reviews the performance of each other named executive officer and presents a summary of these performance reviews to the Compensation Committee, along with preliminary recommendations regarding salary adjustments, if any, and annual award amounts.

Role of the Compensation Consultant

The Compensation Committee has retained Sibson Consulting (Sibson) as its independent executive compensation consultant. Sibson provides expertise on various matters coming before the Compensation Committee. Sibson works with our management team at the direction of the Compensation Committee and only on matters for which the Compensation Committee is responsible, and does not receive other compensation from Gallagher. In connection with its 2013 engagement, Sibson reviewed 2013 proxy season results and implications for our pay practices; assisted in the review and confirmation of our peer group for executive compensation and company performance review purposes; advised the Compensation Committee in connection with the new equity plan described in this proxy statement; provided updates on emerging executive compensation trends, including proxy advisory firm and regulatory developments; and reviewed and assessed all elements of our pay programs for executive officers.

The Compensation Committee has assessed Sibson’s independence pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Sibson from serving as an independent consultant to the Compensation Committee.

Comparative Market Assessment

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. The Compensation Committee reviews compensation data from two different comparison groups, as a market reference for its named executive officer compensation decisions, as described below.

Survey Comparison Group

This group consists of insurance and general industry companies similar to our company in terms of total assets, revenues or number of employees, which the Compensation Committee uses as a reference point for individual pay levels. In 2013, the Compensation Committee reviewed pay data from two published surveys: (i) the Executive Compensation Survey conducted by Mercer, and (ii) the Top Management Industry Compensation Survey conducted by Towers Watson. Sibson updated this data based on findings from its own annual private study. The Compensation Committee reviewed this data for companies comparable to us in asset size, revenue size, or total number of employees. When available, information for individual positions was drawn from the “Insurance – Non Healthcare” category; otherwise, general industry data was used. The Compensation Committee also reviewed general industry long-term incentive target award data from both surveys.

Proxy Comparison Group

This group consists of our direct competitors for executive talent, which the Compensation Committee uses primarily as a reference point for compensation plan structure, pay mix, general equity granting practices, and, to a lesser extent, individual pay levels. The members of this group are selected from the insurance industry (“Broker” or “Carrier” below), and from professional and financial services industries that may be competitors with respect to specific lines of business or executive talent (“Other Relevant Comparator” below). The same group of companies was used for both the 2013 and 2012 studies:

American Financial Group Inc.	Carrier
Aon plc	Broker
Arch Capital Group Ltd	Carrier
Axis Capital Holdings Ltd	Carrier
Berkley (W R) Corp	Carrier
Brown & Brown, Inc.	Broker
CNA Financial Corp	Carrier
Fidelity National Financial, Inc.	Other Relevant Comparator
Marsh & McLennan Companies, Inc.	Broker
National Financial Partners Corp	Other Relevant Comparator
Old Republic International Corp	Carrier
Raymond James Financial, Inc.	Other Relevant Comparator
Towers Watson & Co.	Other Relevant Comparator
Unum Group	Carrier
Willis Group Holdings Ltd	Broker
XL Capital Plc	Carrier

Selection of the Proxy Comparison Group

The proxy comparison group is selected from insurance brokers, insurance carriers and other professional and financial services firms based on a number of metrics including revenue, number of employees, insurance premiums written, value of claims paid, assets and market capitalization. Our revenue, assets and market capitalization are below the median of the insurance carriers in this group. However, our number of employees, insurance premiums written and value of claims paid (metrics the Compensation Committee believes are important as a reflection of the complexity and degree of difficulty in managing our business) are all above the median compared to the same group. The Compensation Committee places less weight on this group as a reference point for individual pay level decisions because of the differences in revenue and market capitalization. However, the Compensation Committee considers this group a strong reference point for matters such as plan structure, pay mix and equity granting practices.

Results of the Comparative Market Assessment

In 2013, the Compensation Committee examined the total direct compensation opportunity for each named executive officer as a whole (base salary, annual cash incentives and long-term incentives) as well as each of its components. External compensation data for our survey and proxy comparison groups was used only as a market reference for compensation decisions and the Compensation Committee did not target total compensation to a specific percentile of the data for these groups. The review of survey and proxy comparison group data showed that, while aggregate base salaries and annual cash incentives for our named executive officer group were close to the median for similarly situated named executive officer groups, our named executive officer group’s aggregate long-term incentive compensation, and therefore total direct compensation, was below the median. Based on this market check, the Compensation Committee concluded that, other than with respect to Mr. Gallagher, whose total direct compensation was significantly below the median for similarly situated CEOs in both comparison groups, our named executive officers’ overall compensation opportunity was appropriate given our size relative to our comparison groups (measured by revenue and market capitalization) and direct competitors for talent.

2013 Decisions – By Compensation Element

Base Salary

We provide named executive officers with base salary to compensate them for fulfilling their regular duties and responsibilities. Base salary may be increased from time to time based on job performance, promotion to a new role, significant expansion of duties or market conditions. In the first quarter of 2013, the Compensation Committee increased Mr. Gault’s base salary from $700,000 to $800,000. The Compensation Committee approved this increase because of Mr. Gault’s success in growing our largest business unit through difficult market conditions over the past several years, and because he had not received a salary increase since 2007. The Compensation Committee also increased Mr. Durkin’s base salary from $625,000 to $725,000. The Compensation Committee approved this increase because the business unit Mr. Durkin manages has grown in relative size and importance within the company, and because he had not received a salary increase since 2010. The Compensation Committee did not adjust the base salary of any of the other named executive officers. Base salaries for our named executive officers can be found in the Summary Compensation Table.

Annual Cash Incentive Compensation

Our annual cash incentive plan, administered under our stockholder-approved Senior Management Incentive Plan (SMIP), rewards our named executive officers for achieving key annual financial, operational, risk management and strategic goals that drive stockholder value. During the first quarter of each year, the Compensation Committee establishes a minimum level of company financial performance required to fund the plan for that year. If we attain this minimum company financial performance, the Compensation Committee awards cash incentive compensation to our named executive officers based upon a combination of company and/or business unit financial performance goals and individual performance goals.

In 2013, the Compensation Committee increased Mr. Gallagher’s target award opportunity under our annual cash incentive plan from 125% of base salary to 135% of base salary. The Compensation Committee approved this increase because of the company’s strong financial performance over the past three years, as well as Mr. Gallagher’s consistent achievement of individual performance goals during the same period. In approving this increase, the Compensation Committee noted that Mr. Gallagher’s total direct compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) was below that of similarly situated CEOs in our comparison groups. The Compensation Committee favored increasing his performance-based compensation opportunity, rather than base salary, for better alignment with stockholder interests. Target award opportunities for our other named executive officers are 100% of base salary.

The maximum amount that can be awarded under the plan is 150% of the target award. During the first quarter of each year, the Compensation Committee establishes company financial performance goals required for maximum awards. For named executive officers to qualify for the maximum award, these goals must be reached and the named executive officers who lead business units must achieve performance budgets for their business units. Historically, the Compensation Committee has established business unit performance budgets and approved individual performance goals that are aggressive and ensure that maximum awards are difficult to achieve. Final award determinations are made in light of each named executive officer’s target award opportunity, the maximum award for which he qualifies given company and business unit performance, and the level of achievement of individual performance goals. Named executive officers’ achievement of individual performance goals cannot increase the target or maximum award opportunities for which they qualify based on company and business unit performance. In the past three years, none of our named executive officers has received an annual cash incentive payout above the target award opportunity.

Company Performance Measures

The Compensation Committee uses EBITAC in the context of determining incentive compensation awards. The Committee believes this measure of earnings provides a meaningful representation of our operating performance and improves the comparability of our results between periods. See Exhibit B for more information regarding EBITAC.

In the first quarter of 2013, the Compensation Committee established minimum company revenue and EBITAC thresholds for funding the plan and for maximum awards under the plan. The thresholds for maximum awards required at least 5% growth in revenue and 10% growth in EBITAC over 2012 levels. These thresholds, and actual company performance, are set forth below.

Measure	Minimum Financial Performance for Funding	Performance Required for Maximum Awards	Actual 2013 Performance
Revenue	$1.90 billion	$2.52 billion	$2.76 billion
EBITAC	$120.0 million	$472.7 million	$528.0 million

Based solely on company performance, the maximum available award for each named executive officer was 150% of his target award opportunity. However, final award amounts were determined by the Compensation Committee based on these results, achievement of the business unit performance measures described below (for Mr. Gault, Mr. Durkin and Mr. Tom Gallagher) and achievement of individual performance goals.

Business Unit Performance Measures

In the first quarter of 2013, the Compensation Committee established revenue and EBITAC budgets for the business units led by Mr. Gault, Mr. Durkin and Mr. Tom Gallagher. Performance in relation to these budgets determined a possible range of awards.

•	100% – 150% of Target Award Opportunity – for an award above 100% of the target award opportunity, (i) the company performance goals (described above) must be met, and (ii) business unit performance must exceed 100% of budgeted revenue and budgeted EBITAC.

•	50% – 100% of Target Award Opportunity – an award can be no greater than 100% of the target award opportunity if business unit performance does not reach 100% of budgeted revenue or budgeted EBITAC.

•	0% – 50% of Target Award Opportunity – an award can be no greater than 50% of the target award opportunity if business unit performance does not reach 75% of budgeted revenue or budgeted EBITAC.

Business unit budgets for 2013, and actual performance toward those budgets, are set forth below.

Retail Property/Casualty and International Brokerage (James S. Gault)

	Budget	Actual	Percent Achieved
Revenue	$1,312.4 million	$1,389.4 million	105.9%
EBITAC	$271.1 million	$272.0 million	100.3%

Employee Benefit Consulting and Brokerage (James W. Durkin, Jr.)

	Budget	Actual	Percent Achieved
Revenue	$541.3 million	$564.1 million	104.3%
EBITAC	$136.7 million	$142.0 million	103.9%

International Brokerage and Midwest Region Brokerage (Thomas J. Gallagher)

	Budget	Actual	Percent Achieved
Revenue	$669.2 million	$703.0 million	105.1%
EBITAC	$131.7 million	$128.4 million	97.5%

Based on 2013 company and business unit performance, the maximum award for which Mr. Gault and Mr. Durkin qualified was 150% of their target award opportunity. The maximum award for which Mr. Tom Gallagher qualified was 100% of his target award opportunity. Actual awards were determined by the Compensation Committee after consideration of each named executive officer’s achievement of individual performance goals (as described in detail below).

Our CEO’s Annual Cash Incentive Compensation

The Compensation Committee reviewed Mr. Gallagher’s performance in light of our overall financial performance. In 2013, we achieved year-over-year revenue growth of 14.8% and EBITAC growth of 22.9%. Over the past three years, we increased revenue and EBITAC by compound annual growth rates of 15.5% and 18.4%, respectively. The Compensation Committee also took into consideration the following operating and financial achievements in 2013:

•	Organic growth. We achieved organic revenue growth[5] of 5.6% in our brokerage segment and 9.3% in our risk management segment.

•	Acquisition program. We had a strong acquisition year, completing 30 acquisitions for a total of approximately $370 million in annualized revenues.

•	Global expansion. We continued our global expansion, completing acquisitions in the United Kingdom, Canada and Norway.

•	Margins. We expanded our adjusted EBITDAC margin[5] year over year, from 21.2% to 22.1%.

•	Workforce and expense discipline. Our adjusted compensation ratio[5] improved from 60.4% to 59.6%, and our adjusted operating expense ratio[5] improved from 18.4% to 18.3%.

•	Clean energy investments. During 2013, our clean energy investments produced approximately $63.7 million in net earnings impact for the company, nearly double the amount in 2012.

•	Continued financial stability. We continued to maintain significant liquidity and remained well within our debt covenants.

In addition to the above achievements, the Compensation Committee noted that Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Achieve at least 10% revenue and EBITAC growth (the company achieved revenue growth of 14.8% and EBITAC growth of 22.9%)

5 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit B to this proxy statement.

•	Maintain sales culture; encourage cross-selling initiatives; drive more sales thorough implementation of sales management tools

•	Continue to aggressively target expense control and maintain margins

•	Continue to recruit top talent and build organizational talent

•	Maintain our unique Gallagher culture

•	Continue our successful M&A strategy

•	Promote the company to stakeholders

•	Advance the company’s clean-energy strategy.

Based on the company’s operating and financial results and Mr. Gallagher’s individual performance, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $1,350,000 (100% of his target award opportunity).

Annual Cash Incentive Compensation of the Other Named Executive Officers

Mr. Gallagher assessed and documented the performance of the other named executive officers and recommended award amounts in light of the maximum award for which each named executive officer was eligible, the level of achievement of applicable financial performance objectives and each officer’s individual performance goals. The Compensation Committee then reviewed and discussed the performance of each named executive officer and approved awards as described in more detail below.

Douglas K. Howell. Mr. Howell has been our chief financial officer since 2003. As the leader of our finance organization, Mr. Howell’s financial objectives focused on our overall performance and were the same as Mr. Gallagher’s. Mr. Howell continued to implement and maintain expense savings initiatives critical to expanding our adjusted EBITDAC margin and successfully managed our tax-advantaged (clean energy) investments. In addition, Mr. Howell achieved substantially all of his individual performance goals, as follows:

•	Complete a $200 million private placement of senior debt (completed a $200 million private placement of senior debt in June 2013)

•	Replace our credit facility

•	Explore expense reduction and capital management initiatives

•	Explore initiatives to improve accounting and financial reporting systems and organizations

•	Support the “model office” project (a project to streamline and standardize branch office operations)

•	Conduct a strategic alternatives process for investment in Chem-Mod LLC

•	Find long-term locations for the remaining Section 45 plants

•	Conclude plans for our headquarters building

•	Develop an internal audit staffing component in India; study further alternatives for developing the internal audit function throughout the organization

•	Prepare a long-term financial plan for our information technology department.

Based on this performance, Mr. Howell received an award of $700,000 (100% of his target award opportunity).

James S. Gault. Mr. Gault is the leader of our retail property/casualty brokerage unit and has held this position since 2002. In 2011, Mr. Gault also assumed management responsibility for our international brokerage unit. In 2013, his units exceeded their combined budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 28.3% on revenue growth of 17.4%. In addition, Mr. Gault achieved substantially all of his individual performance goals, as follows:

•	Complete acquisitions in the retail property/casualty brokerage unit totaling $50 million in annualized revenues (the unit completed acquisitions representing incremental annualized revenue of approximately $73 million)

•	Continue to focus on professional standards in branch offices; achieve professional standards audit grades of 91% (achieved the goal, in over 75% of 2013 audits)

•	Launch and support the “model office” project (a project to streamline and standardize branch office operations)

•	Continue to focus on cross selling with other units; contribute $5 million in new business to the employee benefits brokerage business and $2.5 million to the domestic wholesale brokerage business, and generate 20 prospect meetings for the third party claims administration business (his unit contributed $4.8 million in new revenue to the employee benefits brokerage business and $approximately $6.6 million to the domestic wholesale brokerage business, and generated six prospect meetings for the third party claims administration business)

•	Increase unit’s net number of producers by 50 (this goal was not obtained as his unit maintained the same net number of producers).

Based on this performance, Mr. Gault received an award of $800,000 (100% of his target award opportunity).

James W. Durkin, Jr. Mr. Durkin is the leader of our employee benefits brokerage unit and has held this position since 1985. In 2013, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 21.3% on revenue growth of 19.8%. In addition, Mr. Durkin achieved substantially all of his individual performance goals, as follows:

•	Continue to extend capabilities and geographic reach of the unit through acquisitions

•	Create and deploy a formalized sales development program to promote consistent future organic revenue growth across the unit and promote cross selling with other units

•	Continue to leverage Healthcare Reform to differentiate Gallagher Benefit Services from its competitors

•	Ensure alignment of the current mission and value proposition of the unit with the new business environment and future customer needs

•	Better meet the needs of North American-based companies by extending the reach of our services to include international human resources, benefits and retirement consulting services.

Based on this performance, Mr. Durkin received an award of $725,000 (100% of his target award opportunity).

Thomas J. Gallagher. Mr. Gallagher is the leader of our international brokerage unit and also manages the Midwest region of our U.S. retail property/casualty brokerage unit. In 2013, the Board named Mr. Gallagher an executive officer of the company. In 2013, the units he leads exceeded their combined budgets for revenue and nearly achieved their combined budgets for EBITAC, resulting in year-over-year EBITAC growth of 35.6% on revenue growth of 23.1%. In addition, Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Complete acquisitions totaling $45.9 million in annualized revenues for the two units combined (the two units combined completed acquisitions representing incremental annualized revenues of approximately $195.3 million)

•	Expand adjusted EBITDAC margin[6] year-over-year (the two units combined adjusted EBITDAC margin increased by nearly one percentage point)

•	Achieve organic growth[6] of 4.4% for the two units combined (the two units combined achieved organic growth of 7.5%)

•	Continue to focus on professional standards in the Midwest region branch offices; achieve professional standards audit grades of 91% (achieved the goal in 100% of 2013 audits)

•	Continue to enhance our unique Gallagher culture outside the United States

•	Support the “model office” project in the Midwest region (a project to streamline and standardize branch office operations)

•	Increase net number of producers in the Midwest region by 10 (this goal was not achieved as his unit maintained the same net number of producers)

•	Continue to focus on cross selling between the Midwest region and other units: contribute $1 million in new business to the employee benefits brokerage business and $0.5 million to the domestic wholesale brokerage business, and generate four prospect meetings for the third party claims administration business (contributed $2.7 million in new revenue to the employee benefits brokerage business and $1.5 million to the domestic wholesale brokerage business, and generated one prospect meeting for the third party claims administration business)

•	Support the roll-out of corporate sales promotion and efficiency initiatives in the branch offices

Based on this performance, Mr. Gallagher received an award of $700,000 (100% of his target award opportunity).

6 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit B to this proxy statement.

Long-Term Incentive Compensation

Long-term incentives are designed to tie a significant portion of our named executive officers’ compensation to our performance, create a meaningful alignment of our named executive officers’ financial interests with those of stockholders, and encourage long-term retention. Long-term incentive opportunities are greater for those named executive officers who have greater direct impact on our financial results. In 2013, each named executive officer was eligible to receive a long-term incentive award value based on a percentage of base salary. The Compensation Committee determined this percentage using its discretion based upon a number of factors, including retention considerations, internal pay equity considerations, external market data (including long-term incentive opportunities provided to similarly situated executives in the survey and proxy comparison groups – see “Comparative Market Assessment” above) and our historical practices.

The award value for each named executive officer was converted into stock options, restricted stock units and awards under our Performance Unit Program (PUP). The Compensation Committee determines the portion of each award type with the goal of aligning named executive officers’ long-term incentive compensation with company performance. As such, PUP awards, which are performance-based, represented the largest component of long-term incentive awards for each named executive officer. Awards of full-value shares of restricted stock, each of which is subject to a four-year “cliff” vesting period, made up only approximately 15% to 30% of the value of the long-term incentive awards. Target award amounts in 2013 and the approximate allocation among options, restricted stock units and PUP awards, are presented below:

NAMED EXECUTIVE OFFICER	TARGET PERCENT OF SALARY	TARGET GRANT AMOUNT	OPTIONS	RESTRICTED STOCK UNITS	PERFORMANCE UNIT PROGRAM AWARDS
J. Patrick Gallagher, Jr.	125%	$ 1,250,000	15%	15%	70%
Douglas K. Howell	100%	$ 700,000	20%	30%	50%
James S. Gault	70%	$ 560,000	17%	23%	60%
James W. Durkin, Jr.	70%	$ 510,000	17%	23%	60%
Thomas J. Gallagher	60%	$ 410,000	22%	30%	48%

Performance Unit Program (PUP)

Under our PUP, which we administer under our stockholder-approved SMIP, the Compensation Committee awards a number of performance units each year to our named executive officers. The 2013 awards are reported in the “Stock Awards” column of the Summary Compensation Table, but will be settled in cash. To encourage a focus on growing our core earnings, the number of these units actually earned is based on EBITAC growth thresholds set annually by the Compensation Committee. On March 13, 2013, the Compensation Committee granted each named executive officer a provisional number of performance units. For 2013, the number of units earned by the named executive officers was based on the EBITAC growth thresholds set forth below:

EBITAC GROWTH	PERCENTAGE OF TARGET AWARD EARNED
13% or greater	100% of target award
10% to 13%	Amount interpolated between 100% and 90% of target award on a straight-line basis
10.0%	90% of target award
5.0% to 10%	Amount interpolated between 90% and 50% of target award on a straight-line basis
5.0%	50% of target award
Less than 5.0%	0%

We achieved 2013 EBITAC growth of 22.9%. Accordingly, each named executive officer earned 100% of his provisionally granted performance units. Earned performance units cliff vest on the third anniversary of the first day of the year in which the award was granted (January 1, 2016 for the 2013 awards). On the vesting date, the amount of the payout will be determined by multiplying the number of earned performance units by the trailing twelve month average price of our common stock for the calendar year prior to the vesting date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of grant. Payouts will be made in cash as soon as practicable after the vesting date.

Deferred Equity Participation Plan (Age 62 Plan)

Deferred cash awards under the Age 62 Plan are nonqualified deferred compensation awards under Section 409A of the Internal Revenue Code. All such awards made to our named executive officers have at their election been deemed invested in a fund representing shares of our common stock. Awards under the Age 62 Plan do not vest until participants reach age 62 (or the one-year anniversary of the date of grant for participants over the age of 61). Accordingly, amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62 (or the minimum one-year vesting period). Mr. Pat Gallagher, Mr. Gault and Mr. Durkin were each at least 61 years of age as of December 31, 2013. Awards deemed invested in our common stock provide a long-term incentive for our named executive officers to manage our company for earnings growth and total shareholder return. In addition, the deferred realization of these awards encourages retention of our named executive officers until a normal retirement age.

In determining 2013 awards, the Compensation Committee took into account an overall assessment of each individual, including consideration of individual and company performance in 2012 (as described in our 2013 proxy statement). As a result of these assessments, during the first quarter of 2013, the Compensation Committee approved Age 62 Plan awards for each named executive officer at the same level as for the prior year, as follows: Mr. Pat Gallagher – $750,000; Mr. Howell – $400,000; Mr. Gault – $400,000; Mr. Durkin – $350,000; and Mr. Tom Gallagher – $300,000.

Benefits and Perquisites

Under our 401(k) Savings and Thrift Plan (401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the Internal Revenue Service (IRS). Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first 5% of his or her regular earnings. The 401(k) Plan has other standard terms and conditions. We also have a Supplemental Savings and Thrift Plan (Supplemental Plan), which allows certain highly compensated employees, including our named executive officers, to defer additional amounts on a before-tax basis. For a description of the Supplemental Plan, see page 22 under “Nonqualified Deferred Compensation.” We also provide limited perquisites, including reimbursement of certain expenses for named executive officers related to automobile use and certain club memberships, which total no more than 1.0% of total compensation for each named executive officer. The value of the benefits and perquisites received by our named executive officers can be found in the Summary Compensation Table. Our named executive officers are also participants in a pension plan, which we froze as to future benefit accruals in 2005. Please see “Pension Benefits” on page 21 for more details.

Change-in-Control Payments

The change-in-control agreements we have in place with each of our named executive officers provide for severance payments if the executive is terminated within 24 months following a change in control, a so-called “double trigger” (see “Change-in-Control Agreements” beginning on page 23 for more information). We believe it is appropriate to provide a double trigger for such payments because it helps ensure that our named executive officers do not receive an unintended benefit by receiving a severance payment while maintaining their positions following a change in control.

Our equity plans contain a so-called “single trigger” for accelerated vesting of awards upon a change in control. We believe a single trigger is appropriate because it gives executives the same right as other stockholders to sell their equity in the company at the time of a change in control. Moreover, it may not be possible to replace executives’ existing equity awards with comparable awards of the acquiring company’s stock. Finally, company performance may be negatively affected by integration activities, and individual executives’ ability to affect the performance of the company (and the value of their awards) may be significantly different following a change in control. Our nonqualified plans (the Age 62 Plan and the Supplemental Plan) also contain a single trigger for vesting and payment upon a change in control. Because the benefits under these plans are subject to the claims of our creditors, accelerated vesting and payment provide certainty with respect to benefits that represent a primary source of retirement income and ensures that executives receive the deferred compensation to which they are entitled. Our equity and nonqualified plans do not contain “liberal” change in control definitions (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).  Please see page 23 for a change-in-control definition typical of our plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility for Federal income tax purposes of certain compensation payable in a taxable year to certain of our named executive officers to the extent that such compensation exceeds $1 million. However, certain types of compensation are not subject to that limitation, including compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation.” Our SMIP, our 2011 Long-Term Incentive Plan and the 2014 Long-Term Incentive Plan described in this proxy statement are all structured to permit, but not require, the Compensation Committee to award compensation that meets the requirements for “qualified performance-based compensation.” However, the Compensation Committee reserves the right to authorize the payment of nondeductible compensation when appropriate. We make no representation that the compensation of our named executive officers will be fully deductible for Federal income tax purposes.

Stock Ownership Guidelines

We encourage stock ownership by our named executive officers to align their financial interests with those of our stockholders. These guidelines provide that our CEO should own equity having a value not less than six times his base salary, our CFO should own equity having a value not less than four times his base salary, and our other named executive officers should own equity having a value not less than three times their base salaries. Under these guidelines, named executive officers should own the required number of shares within five years of the date they became an executive officer. Any shares pledged as collateral for a loan are not considered when determining whether named executive officers have met their stock ownership guidelines. All of our named executive officers are currently in compliance with these guidelines.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

J. Patrick Gallagher, Jr. Chief Executive Officer	2013	1,000,000	1,004,711	268,107	1,350,000	0	995,466	4,618,284
	2012	1,000,000	1,110,581	188,224	1,250,000	61,071	889,812	4,499,688
	2011	1,000,000	882,385	134,400	1,000,000	102,903	862,976	3,982,664

Douglas K. Howell Chief Financial Officer	2013	700,000	564,048	150,200	700,000	0	609,300	2,723,548
	2012	700,000	653,493	73,984	700,000	2,718	551,632	2,681,827
	2011	600,000	353,140	53,550	600,000	4,373	433,010	2,044,073

James S. Gault President, Retail Property/Casualty Brokerage	2013	800,000	450,455	120,160	800,000	0	527,324	2,697,939
	2012	700,000	423,164	86,496	700,000	57,556	482,684	2,449,900
	2011	700,000	401,731	60,900	700,000	96,981	364,043	2,323,655

James W. Durkin, Jr. President, Employee Benefit Consulting and Brokerage	2013	725,000	409,327	109,646	725,000	0	471,387	2,440,360
	2012	625,000	378,526	77,248	625,000	57,372	447,124	2,210,270
	2011	625,000	362,270	54,600	625,000	96,722	395,772	2,159,364

Thomas J. Gallagher (6) Chairman, International Brokerage	2013	700,000	278,107	159,963	700,000	0	401,858	2,239,928

(1)	This column includes the full grant date fair value of PUP awards and restricted stock units granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The amounts reported in this column for PUP awards granted during each fiscal year represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. Without taking into account the percentage of 2013 PUP awards earned based on actual 2013 performance, maximum values for the 2013 PUP awards were as follows: Mr. Pat Gallagher – $1,219,167; Mr. Howell – $522,920; Mr. Gault – $505,293; Mr. Durkin – $458,289; and Mr. Tom Gallagher – $223,269. For a discussion of the PUP, see page 14. For additional information on the valuation assumptions with respect to stock grants, refer to Note 10 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 8 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	This column represents annual cash incentives awarded under the SMIP related to services rendered in 2011, 2012 and 2013. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. The 2011 annual cash incentive awards were paid fully in cash in March 2012, the 2012 awards were paid fully in cash in April 2013, and the 2013 awards are expected to be paid fully in cash in April 2014.

(4)	Other than for 2013, the amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan. In 2013, these figures were negative for each named executive officer, as follows: Mr. Pat Gallagher – $(23,957); Mr. Howell – $(1,991); Mr. Gault – $(22,579); Mr. Durkin – $(12,418); and Mr. Tom Gallagher – $(31,890). In the event that the change in actuarial present value is negative, SEC rules require that a zero be included in this table.

(5)	Includes the following for 2013:

Named Executive Officer	Age 62 Plan Awards	Supplemental Plan Match	Dividend Equivalents on Unvested RSUs	401(k) Match	Corporate Auto	Club Memberships Not Exclusively For Business Use and Cell Phone Allowance

J. Patrick Gallagher, Jr.	$750,000	$99,750	$98,961	$12,750	$7,920	$26,085

Douglas K. Howell	400,000	57,250	131,380	12,750	7,920	—

James S. Gault	400,000	62,250	35,379	12,750	5,520	11,425

James W. Durkin, Jr.	350,000	54,750	31,937	12,750	7,920	14,030

Thomas J. Gallagher	300,000	50,000	30,708	12,750	4,320	4,080

(6)	The Board appointed Mr. Tom Gallagher an executive officer of the company in 2013.

Grants of Plan-Based Awards

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

J. Patrick Gallagher, Jr.	LTIP(1) LTIP(2) SMIP(3) SMIP(4)	3/13/13 3/13/13 3/13/13 N/A	— — — N/A	— — — 1,350,000	— — — 2,025,000	— — 406,389 —	— — 812,778 —	— — 1,219,167 —	— 4,900 — —	35,700 — — —	39.17 — — —	268,107 191,933 812,778 N/A

Douglas K. Howell	LTIP(1) LTIP(2) SMIP(3) SMIP(4)	3/13/13 3/13/13 3/13/13 N/A	— — — N/A	— — — 700,000	— — — 1,050,000	— — 174,307 —	— — 348,613 —	— — 522,920 —	— 5,500 — —	20,000 — — —	39.17 — — —	150,200 215,435 348,613 N/A

James S. Gault	LTIP(1) LTIP(2) SMIP(3) SMIP(4)	3/13/13 3/13/13 3/13/13 N/A	— — — N/A	— — — 800,000	— — — 1,200,000	— — 168,431 —	— — 336,862 —	— — 505,293 —	— 2,900 — —	16,000 — — —	39.17 — — —	120,160 113,593 336,862 N/A

James W. Durkin, Jr.	LTIP(1) LTIP(2) SMIP(3) SMIP(4)	3/13/13 3/13/13 3/13/13 N/A	— — — N/A	— — — 725,000	— — — 1,087,500	— — 152,763 —	— — 305,526 —	— — 458,289 —	— 2,650 — —	14,600 — — —	39.17 — — —	109,646 103,801 305,526 N/A

Thomas J. Gallagher	LTIP(1) LTIP(2) SMIP(3) SMIP(4)	3/13/13 3/13/13 3/13/13 N/A	— — — N/A	— — — 700,000	— — — 1,050,000	— — 74,423 —	— — 148,846 —	— — 223,269 —	— 3,300 — —	21,300 — — —	39.17 — — —	159,963 129,261 148,846 N/A

(1)	This line includes stock options granted to our named executive officers on March 13, 2013 under our 2011 Long-Term Incentive Plan. The stock options vest one-third on each of the third, fourth and fifth anniversaries of the grant date.

(2)	This line includes restricted stock units granted to our named executive officers on March 13, 2013 under our 2011 Long-Term Incentive Plan. The restricted stock units vest on March 13, 2017.

(3)	The amounts in this line represent the range of possible awards the named executive officer would have been eligible to receive on January 1, 2016 related to performance under the PUP (administered under the SMIP), as of the grant date (March 13, 2013). Please see page 14 for more information regarding the PUP.

(4)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in April 2014, related to 2013 performance under the SMIP. The amounts were subject to performance criteria and subject to the Compensation Committee’s downward discretion. There is no threshold payout level for these awards. The amounts actually awarded to each named executive officer are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are more fully discussed in footnote (3) thereto.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For information regarding our annual cash incentive compensation program, long-term incentive compensation program consisting of restricted stock units, stock options and PUP awards, and our Age 62 Plan, please see pages 9-15.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
J. Patrick Gallagher, Jr.	4/1/04	13,522	1,502	33.28	3/31/14	—	—
	7/22/04	45,000	5,000	29.42	7/21/14	—	—
	5/17/05	14,760	3,690	27.10	5/16/15	—	—
	7/21/05	40,000	10,000	27.25	7/20/15	—	—
	5/16/06	18,130	7,767	27.03	5/15/16	—	—
	5/15/07	16,667	0	28.65	5/14/17	—	—
	3/5/08	17,762	0	23.76	3/4/18	—	—
	3/2/10	30,450	20,300	24.13	3/1/17	—	—
	3/8/11	10,240	15,360	30.95	3/7/18	—	—
	3/16/12	0	34,600	35.71	3/15/19	—	—
	3/13/13	0	35,700	39.17	3/12/20	—	—
						92,701	4,339,927

Douglas K. Howell	4/1/04	3,381	375	33.28	3/31/14	—	—
	7/22/04	31,500	3,500	29.42	7/21/14	—	—
	7/21/05	28,000	7,000	27.25	7/20/15	—	—
	5/16/06	1,813	777	27.03	5/15/16	—	—
	5/15/07	11,375	0	28.65	5/14/17	—	—
	10/18/07	30,000	20,000	27.94	10/17/17	—	—
	3/5/08	6,061	0	23.76	3/4/18	—	—
	3/2/10	5,400	3,600	24.13	3/1/17	—	—
	3/8/11	4,080	6,120	30.95	3/7/18	—	—
	3/16/12	0	13,600	35.71	3/15/19	—	—
	3/13/13	0	20,000	39.17	3/12/20	—	—
						57,452	2,694,424

James S. Gault	7/22/04	31,500	3,500	29.42	7/21/14	—	—
	7/21/05	28,000	7,000	27.25	7/20/15	—	—
	5/15/07	7,583	0	28.65	5/14/17	—	—
	3/5/08	8,082	0	23.76	3/4/18	—	—
	3/2/10	7,650	5,100	24.13	3/1/17	—	—
	3/8/11	4,640	6,960	30.95	3/7/18	—	—
	3/16/12	0	15,900	35.71	3/15/19	—	—
	3/13/13	0	16,000	39.17	3/12/20	—	—
						37,929	1,775,156

James W. Durkin, Jr.	7/22/04	3,000	3,000	29.42	7/21/14	—	—
	7/21/05	3,000	6,000	27.25	7/20/15	—	—
	3/5/08	1,270	0	23.76	3/4/18	—	—
	3/2/10	2,300	4,600	24.13	3/1/17	—	—
	3/8/11	4,160	6,240	30.95	3/7/18	—	—
	3/16/12	0	14,200	35.71	3/15/19	—	—
	3/13/13	0	14,600	39.17	3/12/20	—	—
						34,180	1,599,722

Thomas J. Gallagher	4/1/04	1,352	150	33.28	3/31/14	—	—
	7/22/04	27,000	3,000	29.42	7/21/14	—	—
	7/21/05	20,000	5,000	27.25	7/20/15	—	—
	5/15/07	2,917	0	28.65	5/14/17	—	—
	3/5/08	3,552	0	23.76	3/4/18	—	—
	3/2/10	4,966	3,310	24.13	3/1/17	—	—
	3/8/11	4,600	6,900	30.95	3/7/18	—	—
	3/16/12	0	15,200	35.71	3/15/19	—	—
	3/13/13	0	21,300	39.17	3/12/20	—	—
						28,542	1,335,570

(1)	Stock options vest in accordance with the following vesting schedules:

Grant Dates	One-tenth vest each:
4/1/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
7/22/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
5/17/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
7/21/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
5/16/06	January 1st of each year starting January 1, 2007 with the last vesting date on January 1, 2016
10/18/07	January 1st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-fifth vest on each of:
3/2/10	March 2, 2011, March 2, 2012, March 2, 2013, March 2, 2014 and March 2, 2015
3/8/11	March 8, 2012, March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016

Grant Dates	One-third vest on each of:
3/16/12	March 16, 2015, March 16, 2016 and March 16, 2017
3/13/13	March 13, 2016, March 13, 2017 and March 13, 2018

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested restricted stock units and unvested PUP awards as of December 31, 2013:

Vesting Dates	Type of award	Mr. Pat Gallagher	Mr. Howell	Mr. Gault	Mr. Durkin	Mr. Tom Gallagher

1/1/14	PUP Award*	21,061	3,597	9,704	8,690	7,812

1/1/15	PUP Award*	23,150	10,350	8,350	7,500	6,350

1/1/16	PUP Award*	20,750	8,900	8,600	7,800	3,800

3/2/14	Restricted Stock Units**	8,690	13,555	2,175	1,940	1,430

3/8/15	Restricted Stock Units**	6,200	7,600	2,700	2,500	2,600

3/16/16	Restricted Stock Units**	7,950	7,950	3,500	3,100	3,250

3/13/17	Restricted Stock Units**	4,900	5,500	2,900	2,650	3,300

Total		92,701	57,452	37,929	34,180	28,542

*	Number of performance units held by the named executive officer from the 2011, 2012 and 2013 awards. The performance units from the 2013 awards had not been earned as of December 31, 2013. See page 14 for information regarding the PUP.

**	Restricted stock units granted in 2010, 2011, 2012 and 2013. Each grant has a vesting date four years from the date of grant.

(3)	For the restricted stock units and the 2012 and 2013 PUP awards, amounts in these columns are based on a closing stock price of $46.93 for our common stock on December 31, 2013. For the 2011 PUP awards, the amounts are based on a stock price of $46.43 for our common stock, the maximum price per share for those awards under the terms of the PUP, based on an upper limit of 150% of the grant date price. See page 14 for information regarding the PUP.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)

J. Patrick Gallagher, Jr.	5,000	102,976	6,146	235,576

Douglas K. Howell	75,000	1,019,850	16,779	643,139

James S. Gault	35,000	454,274	2,797	107,209

James W. Durkin, Jr.	2,000	39,620	2,197	84,211

Thomas J. Gallagher	10,000	207,000	1,229	47,108

(1)	These columns reflect the vesting of restricted stock units and PUP awards, as applicable. Restricted stock units awarded on March 4, 2009 vested on March 4, 2013, with value realized of $38.33 per share. In 2013, we made no payments in connection with the vesting of 2010 PUP awards. Based on our 2010 EBITAC performance, no portion of the 2010 PUP award opportunity was earned. Please see the description of the PUP provided on page 14 for additional information.

(2)	Pursuant to the terms of the Supplemental Plan (see page 22), Mr. Howell deferred receipt of 16,779 shares related to the March 4, 2013 vesting of restricted stock units he was awarded on March 4, 2009. He elected a lump-sum distribution in July 2018.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

J. Patrick Gallagher, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	555,290

Douglas K. Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	16,476

James S. Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	523,334

James W. Durkin, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	605,544

Thomas J. Gallagher	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	328,016

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The maximum amount of annual earnings that may be considered in calculating benefits under the Pension Plan is $210,000 (the maximum amount of annual earnings allowable by law in 2005, the last year that benefits accrued under the Pension Plan).

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date, ranging from 54% at age 55 to no reduction at age 65. Except for Mr. Howell, all of our named executive officers are eligible to take this early retirement option. For additional information on the valuation assumptions with respect to pensions, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013.

Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

J. Patrick Gallagher, Jr.	Age 62 Plan	—	750,000	2,366,120	—	11,179,527
	Supplemental Plan	162,500	99,750	1,132,810	—	7,540,538

Douglas K. Howell	Age 62 Plan	—	400,000	878,223	—	4,492,259
	Supplemental Plan	920,061	57,250	1,183,064	—	4,889,479

James S. Gault	Age 62 Plan	—	400,000	1,478,408	—	6,960,169
	Supplemental Plan	73,958	62,250	88,547	—	2,357,421

James W. Durkin, Jr.	Age 62 Plan	—	350,000	1,217,609	—	6,154,977
	Supplemental Plan	132,917	54,750	549,711	—	2,475,865

Thomas J. Gallagher	Age 62 Plan	—	300,000	847,330	—	4,060,814
	Supplemental Plan	50,000	50,000	46,529	—	686,554

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2013. For Mr. Howell, the amount in this column also includes the value of restricted stock units vested in 2013, which he deferred until July 2018. For more information, see also footnote (2) to the 2013 Option Exercises and Stock Vested table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not included in the Summary Compensation Table. These amounts represent the change in market value on deferred and matched amounts under the Supplemental Plan and on our contributions to the Age 62 Plan, based on the market-rate returns and dividend equivalents credited to participant accounts for the period January through December 2013. Participants are able to direct that their Supplemental Plan account balances be deemed invested in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock, and may change such elections on any regular business day. Awards under the Age 62 Plan are credited with returns of deemed investments elected by the participant, including a fund representing our common stock. All of our named executive officers have elected the fund representing our common stock.

(4)	The Age 62 Plan amounts include amounts also reported as compensation in this and prior years’ Summary Compensation Tables, as follows: Mr. Pat Gallagher – $6,450,000; Mr. Howell – $2,850,000; Mr. Gault – $3,900,000; Mr. Durkin – $3,050,000; and Mr. Tom Gallagher – $300,000.

All amounts in this table pertain to the Supplemental Plan or the Age 62 Plan. The material terms of the Age 62 Plan are provided above on pages 14-15. Under the Supplemental Plan, which allows certain highly compensated employees to defer amounts on a before-tax basis, employees who have compensation greater than an amount set annually by the IRS may elect to defer up to 90% of their salary and up to 100% of their annual cash incentive payment. We match any deferrals of salary and annual cash incentive payments on a dollar-for-dollar basis up to the lesser of (i) the amount deferred or (ii) 5% of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. All such cash deferrals and company match amounts may be deemed invested, at the employee’s election, in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock. Such employees may also defer restricted stock unit and PUP awards, but these deferrals are not subject to company matching. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change-in-Control Agreements

We provide our named executive officers with change-in-control agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Double Trigger

Each named executive officer’s change-in-control agreement provides for payments if there is a “Termination” of the individual within 24 months after a “Change in Control” (commonly referred to in combination as a “double trigger”).

•	A “Change in Control” occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above. A substantially similar change-in-control definition is used under the 2011 Long-Term Incentive Plan, the Supplemental Plan, the Performance Unit Program and the Age 62 Plan.

•	A “Termination” means either (i) a termination of employment by us for any reason other than death, physical or mental incapacity or “cause” (defined as gross misconduct or willful and material breach of the change-in-control agreement) or (ii) resignation upon the occurrence of (1) a material change in the nature or scope of the individual’s authorities, powers, functions or duties, (2) a reduction in total compensation, (3) any relocation of the individual’s principal place of employment more than 35 miles from his or her location prior to the Change in Control, (4) a breach of the change-in-control agreement by us or (5) a good faith determination by the individual that as a result of the Change in Control, his or her position is materially affected.

Payments upon Double Trigger

Under the change-in-control agreements, each named executive officer subject to Termination within 24 months after a Change in Control is entitled to receive:

•	Severance – two-times salary and annual cash incentive. A lump sum severance payment equal to salary and annual cash incentive compensation payments for a 24-month period on the basis of a salary rate not less than his annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the annual cash incentive payment prior to termination or, if greater, the annual cash incentive payment prior to the Change in Control. The severance payment would be made in a lump sum not more than seven days after the date of termination.

•	No new excise tax gross-up payments. Our change-in-control agreements entered into prior to 2008 provide that the named executive officer would be eligible to receive an excise tax “gross-up” payment as defined in Sections 280G and 4999 of the Internal Revenue Code, relating to so-called “excess parachute payments.” However, our change-in-control agreements entered into after 2008 do not contain excise tax gross-ups, and it is our policy not to enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

•	Participation in benefit plans. The change-in-control agreements also provide for continued participation in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the Termination, for the shorter of a two-year period or until the individual becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The agreements also provide for the payment of any unpaid salary and a lump sum cash payment for accumulated but unused vacation.

Other Termination and Change-in-Control Payments

The table below shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2013 and use the closing price of our common stock on that date of $46.93. The amounts in the table below (other than for the Supplemental Plan) do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario because these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

•	Stock options. Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated for cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, (1) such officer immediately vests in all outstanding nonqualified stock options that were granted in 2006 or earlier and may exercise or retain such options through their original expiration date and (2) such officer may exercise or retain through their original expiration date all nonqualified stock options granted after 2007 that have vested as of the date of termination. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a change in control as defined in the relevant equity plan, all options vest immediately and may be exercised through their original expiration date.

•	Restricted stock awards. All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must either be employed by us when the units vest or be terminated for a reason other than cause. Accordingly, if a named executive officer resigns or is terminated for cause, he forfeits the restricted stock units. If the officer is terminated without cause he would retain the right to receive shares. If there is a change in control as defined in the relevant equity plan the awards immediately vest. If the named executive officer is terminated because of death or disability the awards immediately vest.

•	PUP awards. All of our named executive officers have outstanding performance units under our Performance Unit Program. To receive payment under the program, the named executive officer must be employed by us at the time the units vest, except that the units vest and become immediately payable upon a change in control as defined in the plan.

•	Age 62 Plan. All of our named executive officers participate in the Age 62 Plan. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62 (or the one-year anniversary of the date of grant for participants over 61), (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (filed as an exhibit to our Exchange Act filings) and (5) a change in control as defined in the plan. Accordingly, vesting would accelerate under all of the termination scenarios other than a voluntary resignation or a termination for cause.

•	Supplemental Plan. All of our named executive officers participate in the Supplemental Plan. Elective deferrals by participants and company match amounts are fully vested under the plan. Amounts contributed by the company as “performance deferrals” vest in accordance with the terms of any such award. Any unvested portion of a participant’s account becomes fully vested upon death, termination of employment because of disability, voluntary retirement on or after the age of 65, and a change of control as defined in the plan.

•	Termination for Cause. Where applicable, termination “for cause” under our plans generally means a termination of employment based upon the good faith determination of the company that one or more of the following events has occurred: (i) the participant has committed a dishonest or fraudulent act to the material detriment of the company; (ii) the participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the participant; (iv) the loss by the participant, for any reason, of any license or professional registration without the company’s written consent; (v) the diversion by the participant of any business or business opportunity of the company for the benefit of any party other than the company; (vi) material violation of the company’s Global Standards of Business Conduct by the participant; or (vii) the participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the company.

•	No Liberal Change-in-Control Definitions. None of our plans has a “liberal” change-in-control definition (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).

	Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination for Cause	Termination without Cause	Death or Disability	Change in Control	Termination without Cause or Resignation for Good Reason Following Change in Control

J. Patrick Gallagher, Jr.	Severance Pay	$—	$—	$1,000,000	$—	$—	$4,700,000
	Stock Options(1)	4,519,905	3,987,317	4,519,905	5,893,442	5,893,442	5,893,442
	Restricted Stock Units	—	—	—	1,301,838	1,301,838	1,301,838
	PUP Awards	—	—	—	—	3,037,967	3,037,967
	Age 62 Plan(2)	—	—	11,179,527	11,179,527	11,179,527	11,179,527
	Supplemental Plan(3)	7,540,538	7,540,538	7,540,538	7,540,538	7,540,538	7,540,538
	Benefit Plan Participation(4)	—	—	—	—	—	174,590
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$12,060,443	$11,527,855	$24,239,970	$25,915,345	$28,953,312	$33,827,902

Douglas K. Howell	Severance Pay	$—	$—	$700,000	$—	$—	$2,800,000
	Stock Options(1)	2,291,221	2,291,221	2,291,221	3,378,317	3,378,317	3,378,317
	Restricted Stock Units	—	—	—	1,624,013	1,624,013	1,624,013
	PUP Awards	—	—	—	—	1,070,377	1,070,377
	Age 62 Plan	—	—	4,492,259	4,492,259	4,492,259	4,492,259
	Supplemental Plan(3)	4,889,479	4,889,479	4,889,479	4,889,479	4,889,479	4,889,479
	Benefit Plan Participation(4)	—	—	—	—	—	158,933
	Excise Tax Gross-Up	—	—	—	—	2,648,830	4,331,607
	Total	$7,180,700	$7,180,700	$12,372,959	$14,384,068	$18,103,275	$22,744,985

James S. Gault	Severance Pay	$—	$—	$800,000	$—	$—	$3,200,000
	Stock Options(1)	1,876,094	1,677,049	1,876,094	2,406,153	2,406,153	2,406,153
	Restricted Stock Units	—	—	—	529,136	529,136	529,136
	PUP Awards	—	—	—	—	1,245,987	1,245,987
	Age 62 Plan(2)	—	—	6,960,169	6,960,169	6,960,169	6,960,169
	Supplemental Plan(3)	2,357,421	2,357,421	2,357,421	2,357,421	2,357,421	2,357,421
	Benefit Plan Participation(4)	—	—	—	—	—	156,861
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$4,233,515	$4,034,470	$11,993,684	$12,252,879	$13,498,866	$16,855,727

James W. Durkin, Jr.	Severance Pay	$—	$—	$725,000	$—	$—	$2,900,000
	Stock Options(1)	430,523	259,913	430,523	907,738	907,738	907,738
	Restricted Stock Units	—	—	—	478,217	478,217	478,217
	PUP Awards	—	—	—	—	1,121,440	1,121,440
	Age 62 Plan(2)	5,768,325	5,768,325	6,154,977	6,154,977	6,154,977	6,154,977
	Supplemental Plan(3)	2,475,865	2,475,865	2,475,865	2,475,865	2,475,865	2,475,865
	Benefit Plan Participation(4)	—	—	—	—	—	147,829
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$8,674,713	$8,504,103	$9,786,365	$10,016,797	$11,138,237	$14,186,066

Thomas J. Gallagher	Severance Pay	$—	$—	$700,000	$—	$—	$2,800,000
	Stock Options(1)	1,360,158	1,207,180	1,360,158	1,881,720	1,881,720	1,881,720
	Restricted Stock Units	—	—	—	496,519	496,519	496,519
	PUP Awards	—	—	—	—	838,993	838,993
	Age 62 Plan	—	—	4,060,814	4,060,814	4,060,814	4,060,814
	Supplemental Plan(3)	686,554	686,554	686,554	686,554	686,554	686,554
	Benefit Plan Participation(4)	—	—	—	—	—	134,170
	Excise Tax Gross-Up	—	—	—	—	1,896,411	3,592,264
	Total	$2,046,712	$1,893,734	$6,807,526	$7,125,607	$9,861,011	$14,491,034

(1)	A substantial portion of the values shown represent fully vested amounts, which are disclosed above under “Outstanding Equity Awards at Fiscal Year-end.”

(2)	The participant has reached age 62, which means that substantially all award balances under the plan are vested.

(3)	A substantial portion of the values shown represent fully vested amounts, which are disclosed above under “Nonqualified Deferred Compensation.” In the event of a “Termination for Cause” or “Termination without Cause,” participants would receive only such fully vested amounts.

(4)	Represents the lump sum present value of two years of benefits as described above under “Participation in benefit plans.”

BOARD OF DIRECTORS

Set forth below is a description of the background of each member of our Board of Directors standing for election at the Annual Meeting, including public and investment company directorships each member held during the past five years and the experience, qualifications, attributes or skills that led the Board to conclude that each such individual should be elected to serve as one of our directors at the Annual Meeting. Our Chairman of the Board, J. Patrick Gallagher Jr., is the brother of Thomas J. Gallagher, who was appointed an executive officer by the Board in 2013.

SHERRY S. BARRAT

MEMBER OF THE BOARD SINCE 2013

Sherry S. Barrat, 64, currently serves on the Compensation Committee. Ms. Barrat retired in 2012 as Vice Chairman of Northern Trust Corporation, a global financial holding company headquartered in Chicago, Illinois. During her 22-year career at Northern Trust, she served in various leadership roles and was a member of the Northern Trust Management Committee. She was also Global President of Northern Trust’s personal financial services business, which provides asset management, fiduciary, estate and financial planning, and private banking services to individuals and families around the world. Since 1998, Ms. Barrat has served as a director of NextEra Energy, Inc., one of the largest publicly traded electric power companies in the United States, where she is currently chair of the Governance & Nominating Committee and a member of the Audit Committee. Since January 1, 2013, Ms. Barrat has also served as an independent trustee or director of certain Prudential Insurance mutual funds. Ms. Barrat’s extensive management, operational and financial experience, in particular her deep understanding of the financial services industry, greatly enhance the Board’s decision making.

WILLIAM L. BAX

MEMBER OF THE BOARD SINCE 2006

William L. Bax, 70, currently serves as Chair of the Audit Committee. Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 to 2003, and a partner in the firm for 26 years. He currently serves as a director and audit committee chair of several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007. During his 26 years as a partner and 6 years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies such as Sears and Andrew, strengthen the Board’s decision making. Mr. Bax’s long history advising public companies on accounting and disclosure issues enhances the Board’s ability to oversee our assessment and management of material risks. Additionally, Mr. Bax’s experience as a director of various mutual funds provides us with valuable insight into the perspectives and concerns of our institutional stockholders.

FRANK E. ENGLISH, JR.

MEMBER OF THE BOARD SINCE 2009

Frank E. English, Jr., 68, currently serves on the Audit Committee. Mr. English also serves on the board of directors and audit committee of Tower International, Inc., a publicly traded global automotive components manufacturer, of which he has been a board member or board advisor since August 2010. Since June 2012, Mr. English has also served on the board of directors and the finance and strategy committee, and since 2013 on the compensation and governance committees, of CBOE Holdings, Inc., a publicly traded holding company for various securities exchanges, including the largest U.S. options exchange. Since April 2011, Mr. English has been a Senior Advisor to W.W. Grainger, a publicly traded broad-based distributor of industrial maintenance, repair and operations supplies. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Following his retirement in 2009, Mr. English served as a Senior Advisor at Morgan Stanley & Co. until April 2011. The Board greatly benefits from Mr. English’s 33 years of investment banking expertise, particularly in the areas of capital planning, strategy development, financing and liquidity management.

J. PATRICK GALLAGHER, JR.

MEMBER OF THE BOARD SINCE 1986

J. Patrick Gallagher, Jr., 62, has served as Chairman of the Board since 2006. Mr. Gallagher has spent his entire career with Arthur J. Gallagher & Co. in a variety of management positions, starting as a Production Account Executive in 1974, then serving as Vice President–Operations from 1985 to 1990, as President and Chief Operating Officer from 1990 to 1995, and as President and CEO since 1995. In August 2011, Mr. Gallagher joined the board of directors of InnerWorkings, Inc., a publicly traded global provider of managed print, packaging and promotional solutions, and was appointed to its compensation and nominating/governance committees. He also serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation. Mr. Gallagher’s 40 years of experience with our company and 28 years of service on the Board provide him with a deep knowledge of our company and the insurance and insurance brokerage industries, as well as a depth of leadership experience. This depth of knowledge and experience greatly enhances the Board’s decision making and enables Mr. Gallagher to serve as a highly effective Chairman of the Board.

ELBERT O. HAND

MEMBER OF THE BOARD SINCE 2002

Elbert O. Hand, 74, currently serves as Chair of the Compensation Committee and as a member of the Nominating/Governance Committee. Mr. Hand was Chairman of the Board of Hartmarx Corporation, an apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to 1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and served as an advisor to the board for a number of years after 2002. From January 2010 to February 2011, Mr. Hand served as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies. He has also served as a member of Northwestern University’s Kellogg Advisory Board. The Board benefits from Mr. Hand’s business acumen gleaned from three decades of leadership roles in the apparel marketing and manufacturing industry, including significant experience in sales and marketing. Mr. Hand’s long association with U.K. apparel company Austin Reed is valuable to the Board as we continue to expand our U.K. and other international operations.

DAVID S. JOHNSON

MEMBER OF THE BOARD SINCE 2003

David S. Johnson, 57, currently serves as Chair of the Nominating/Governance Committee and as a member of the Compensation Committee. In 2009, Mr. Johnson was appointed President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products. He is also a member of Barry Callebaut AG’s global executive committee. Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, from 2008 to 2009, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods. The Board benefits from Mr. Johnson’s business acumen gleaned from nearly three decades of leadership roles in the food and beverage industry. In particular, Mr. Johnson’s experience as an executive at global, multi-national businesses such as Barry Callebaut and Kraft is valuable to the Board as we continue to expand our international operations. Mr. Johnson’s knowledge of corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and as a member of Barry Callebaut AG’s global executive committee, also enables him to make valuable contributions to the Board.

KAY W. MCCURDY

MEMBER OF THE BOARD SINCE 2005

Kay W. McCurdy, 63, currently serves on the Compensation and Nominating/Governance Committees. Ms. McCurdy is Of Counsel at the law firm of Locke Lord LLP, where she was a Partner from 1983 to 2012, and practiced corporate and finance law since 1975. She served on the firm’s Executive Committee from 2004 to 2006. During her nearly four decades as a corporate and finance attorney, Ms. McCurdy represented numerous companies on a wide range of matters including financing transactions, mergers and acquisitions, securities offerings, executive compensation and corporate governance. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In recognition of her ongoing commitment to director education and boardroom excellence, the National Association of Corporate Directors (NACD) named Ms. McCurdy a 2013 NACD Governance Fellow. Ms. McCurdy’s experience advising companies regarding legal, public disclosure, corporate governance, mergers and acquisitions and executive compensation issues provide her with a depth and breadth of expertise that enhances our ability to navigate legal and strategic issues and allows her to make valuable contributions to the Board.

NORMAN L. ROSENTHAL, PH.D.

MEMBER OF THE BOARD SINCE 2008

Norman L. Rosenthal, Ph.D., 62, currently serves on the Audit Committee. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, most recently as Managing Director. Dr. Rosenthal served on the boards of Aspen Insurance Holdings, Ltd., a publicly traded global property and casualty insurance and reinsurance company, from 2002 to 2009, Mutual Risk Management

Ltd., a publicly traded off-shore provider of alternative commercial insurance and financial services, from 1997 to 2002, Vesta Insurance Group, Inc., a publicly traded group of insurance companies, from 1996 to 1999, and Alliant Insurance Group Inc., a private insurance brokerage and financial services company, from 2005 to 2007. He currently serves on the private company board of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. Dr. Rosenthal’s extensive experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of material risks.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this proxy statement, there is no material proceeding to which any of our directors or executive officers, or any associate of any such director or executive officer, is a party or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been subject to any of the events described in Item 401(f) of Regulation S-K, as promulgated by the SEC, during the past ten years.

CORPORATE GOVERNANCE

We are committed to sound and effective corporate governance. To that end, the Board of Directors has adopted Governance Guidelines that set forth principles to assist the Board in determining director independence and other important corporate governance matters. Over the years we have taken steps to strengthen our corporate governance in various areas, including the following: all Board members other than our Chairman are independent; our directors are elected annually to a one-year term; we have majority voting for director elections; we do not have supermajority voting requirements in our certificate of incorporation; we do not have a poison pill; and we prohibit hedging and restrict pledging of company stock by directors and executive officers. The Board has also adopted Global Standards of Business Conduct (the Global Standards) that apply to all directors, executive officers and employees. The Global Standards, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available at www.ajg.com/ir, under the heading “Corporate Governance.” We will provide a copy of the Global Standards or Governance Guidelines without charge to any person who requests a copy by writing to our Secretary at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, the Global Standards by posting such information on our website.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, all of the members of which are independent. The following table sets forth the members of, and the number of meetings held by, each committee during 2013:

Director	Audit	Compensation	Nominating/Governance
Sherry S. Barrat		X
William L. Bax	Chair
Frank E. English, Jr.	X
J. Patrick Gallagher, Jr.
Elbert O. Hand		Chair	X
David S. Johnson		X	Chair
Kay W. McCurdy		X	X
Norman L. Rosenthal	X
James R. Wimmer(1)	X		X
Meetings Held in 2013	5	5	3

(1)	Mr. Wimmer is not standing for re-election at the Annual Meeting.

Audit Committee. The Audit Committee is responsible for, among other things, general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor. Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE listing standards and SEC rules. The Board has determined that Mr. Bax qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing compensation arrangements for our executive officers, including our CEO, for administering our equity compensation and other benefit plans, and for reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Compensation Committee is permitted to delegate its authority under its charter to subcommittees when it deems appropriate. The Compensation Committee may, and in 2013 did, engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any compensation consultant, including sole authority to approve any consultant’s fees and other retention terms. For more information regarding the roles of our CEO and compensation consultant in setting compensation, please see page 8.

Nominating/Governance Committee. The Nominating/Governance Committee is responsible for, among other things, identifying qualified Board and Board committee candidates, recommending changes to the Board’s size and composition, determining outside director compensation, recommending director independence standards and governance guidelines, and reviewing and approving related party transactions.

Director Qualifications. When identifying director candidates, in addition to evaluating the candidates’ independence under applicable SEC rules and NYSE listing standards, the Nominating/Governance Committee considers other factors as it deems appropriate, including the candidate’s judgment, skill, integrity, diversity, and business or other experience. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The Nominating/Governance Committee may consider candidates suggested by stockholders, management or members of the Board and may hire consultants or search firms to help identify and evaluate potential nominees for director. For more information regarding how stockholders can submit director nominees for consideration by the Nominating/Governance Committee, please see page 3.

Board Diversity. The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating/Governance Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the Nominating/Governance Committee and the Board.

Board Leadership Structure

J. Patrick Gallagher, Jr. currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. At the end of each regularly scheduled meeting of the Board, the independent directors select an independent Lead Director who serves until the end of the next regularly scheduled meeting of the Board. The responsibilities of the Lead Director include acting as a liaison between the Chairman and the independent directors, coordinating with the Chairman regarding information sent to the Board, coordinating with the Chairman regarding Board meeting agendas and schedules, and being available for consultation and communication with stockholders as appropriate. In addition, the Lead Director is authorized to call and preside over executive sessions of the independent directors without the Chairman or other members of management present. The independent directors also meet regularly in executive sessions. An executive session is held in conjunction with each regularly scheduled Board meeting, and other executive sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions without management. We believe that our Board leadership structure allows us to take advantage of Mr. Gallagher’s extensive experience and knowledge of our business, which enriches the Board’s decision making. Mr. Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

Board’s Role in Risk Oversight

The Board exercises its responsibility for oversight and monitoring of management’s risk assessment and risk management functions primarily through the Audit Committee. The Audit Committee fulfills its oversight role by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. To fulfill its risk oversight and monitoring roles, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and its responsibilities are defined by the Audit Committee. At least annually, the head of the internal audit department is required to confirm to the full Board the department’s organizational independence. Among other things, the purpose of the department is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

In addition, the Compensation Committee reviews our overall compensation policies and practices to determine whether our program provides incentives for executive officers and other employees to take excessive risks. Based upon an analysis conducted by management and discussions between management and our Compensation Committee, the Compensation Committee has determined that our overall compensation policies and practices do not present risks that are likely to have a material adverse effect on us or our business. In reaching this determination, our Compensation Committee and management noted the following: (i) no single business unit bears a disproportionate share of our overall risk profile; (ii) no single business unit is significantly more profitable than the other business units; (iii) our compensation practices are substantially consistent across all business units both in the amount and types of compensation awarded; and (iv) substantially all of our revenue-producing employees are sales professionals whose compensation is tied to the amount of revenue received by the company. In addition, our annual cash incentive program targets payouts for our CEO at 135% of base salary, and for other executive officers at 100% of base salary, and caps payouts at 150% of target. We believe that our compensation practices help ensure that no single year’s results and no single corporate action has a disproportionate effect on executive officers’ annual compensation, and encourage steady and consistent long-term performance by our executive officers. In addition, our equity plans permit the use of a variety of equity and equity-based compensation awards including stock options, restricted stock units, performance units and deferred cash and equity awards, with multi-year vesting and overlapping maturity. Together with our executive stock ownership guidelines and our conservative approach to annual cash incentives, the Compensation Committee believes this mix of incentives encourages executive officers to achieve both short-term operating and long-term strategic objectives, including the long-term performance of our stock.

Other Board Matters

Independence. The Board has conducted its annual review of the independence of each director nominee under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available on our website located at www.ajg.com/ir, under the heading “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., our Chairman and CEO, all of the director nominees are independent.

Attendance. The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2013, the Board met seven times. All of the nominees attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2013. We expect all Board members to attend our Annual Meeting. All of our Board members attended our Annual Meeting held on May 15, 2013.

Stockholder Communications with the Board. A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Secretary, The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. These communications are distributed to the Board, Committee Chair, Chairman, Lead Director, non-management directors as a group, or individual director, as applicable.

DIRECTOR COMPENSATION

The Board sets the amount and form of director compensation based upon recommendations made by the Nominating/Governance Committee. Mr. Gallagher receives no additional compensation for his service as a director. A substantial portion of each non-employee director’s total annual compensation consists of equity grants, in the form of restricted stock units and/or stock options. Under our stock ownership guidelines, directors are expected to own an amount of our common stock with a value equal to four times the cash portion of the annual director retainer. In 2013, the annual cash retainer was $90,000. Any shares pledged as collateral for a loan are not considered when determining whether directors have met their stock ownership guidelines. As of March 17, 2014, the record date, none of our directors had outstanding pledges of Gallagher stock.

On May 15, 2013, each non-employee director (other than Ms. Barrat) was granted restricted stock units with respect to 2,500 shares of common stock, which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Ms. Barrat, who joined our Board on July 25, 2013, was granted restricted stock units on August 2, 2013 with respect to 1,875 shares of common stock, subject to the same vesting conditions. Committee Chairs receive additional annual fees as follows: $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating/Governance Committee. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings.

Directors may elect to defer all or a portion of their annual cash retainer or restricted stock units under our Deferral Plan for Nonemployee Directors (Director Deferral Plan). Deferred cash retainers and restricted stock units are converted to notional stock units, which are credited with dividend equivalents when dividends are paid on our common stock. Deferred restricted stock units are distributed in the form of common stock, and deferred cash retainers and accrued dividend equivalents are distributed in cash, at a date specified by each director or upon such director’s departure from the Board.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Sherry S. Barrat (1)	45,000	84,675	—	656	130,331

William L. Bax	105,000	113,950	—	3,500	222,450

Frank E. English, Jr.	90,000	113,950	—	3,500	207,450

Elbert O. Hand	100,000	113,950	—	3,500	217,450

David S. Johnson	97,500	113,950	—	3,500	214,950

Kay W. McCurdy	90,000	113,950	—	3,500	207,450

Norman L Rosenthal	90,000	113,950	—	3,500	207,450

James R. Wimmer	90,000	113,950		3,500	207,450

Total	707,500	882,325	—	25,156	1,614,981

(1)	Ms. Barrat joined the Board on July 25, 2013.

(2)	This column represents the full grant date fair value of restricted stock awards granted in 2013 in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that in accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to awards of restricted stock units, refer to Note 10 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013. Each director had 2,500 unvested restricted stock units outstanding as of December 31, 2013, other than Ms. Barrat, who had 1,875 unvested restricted units outstanding.

(3)	The directors did not receive stock option awards in 2013. The number of unexercised option awards (vested or unvested) outstanding as of December 31, 2013 for each director listed above was as follows: Ms. Barrat – 0; Mr. Bax – 0; Mr. English – 0; Mr. Hand – 0; Mr. Johnson – 43,750; Ms. McCurdy – 33,249; Dr. Rosenthal – 18,750 and Mr. Wimmer – 25,000. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan, which was replaced by the 2011 Long-Term Incentive Plan.

(4)	Includes the value of dividend equivalents credited on unvested restricted stock units during 2013 for each director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions approval policy

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom is referred to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K, as promulgated by the SEC. The policy provides that management must present to the Nominating/Governance Committee each related party transaction for the Committee’s review and approval (other than related party transactions involving director and executive officer compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Global Standards of Business Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Committee, subject to ratification by the Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions

Since the beginning of fiscal 2013, we have engaged in the following related party transactions with immediate family members of some of our executive officers, in each case on terms commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions:

•	A sister of Mr. Gallagher is the head of a specialty sales unit within our brokerage segment, and received total compensation of $591,429 in 2013.

•	A brother-in-law of Mr. Gallagher is a vice president of administration and development within our brokerage segment, and received total compensation of $525,725 in 2013.

•	A son of Mr. Gallagher changed roles during 2013, from managing producer within our UK brokerage operation to regional leader within our brokerage segment in the United States. He received salary, benefits and performance-based compensation of $638,788 in 2013 (plus cost-of-living adjustments, tax gross-ups and other expenses related to the portion of the year he spent working overseas totaling $315,097).

•	Another son of Mr. Gallagher is a producer within our brokerage segment, and received total compensation of $216,727 in 2013.

•	Another son of Mr. Gallagher is a producer within our brokerage segment, and received total compensation of $148,884 in 2013.

•	A brother of Mr. Durkin changed roles during 2013, from manager of a local sales office within our brokerage segment to divisional leader within our UK brokerage operation. He received salary, benefits and performance-based compensation of $603,344 in 2013 (plus cost-of-living adjustments, tax gross-ups and other expenses related to the portion of the year he spent working overseas totaling $169,125). In addition, in 2008, he received two loans from the company totaling $325,000 and bearing annual interest at 3.2%, and in 2010, he received another loan from the company for $65,000 and bearing annual interest at 3.0%. These loans were made as part of our company relocation program. No principal or interest was paid on these loans during 2013, and a portion of principal and interest was forgiven by the company (such amount is included in his compensation figure above). As of December 31, 2013, $12,885 was outstanding under these three loans.

Thomas J. Gallagher, one of our named executive officers, is a brother of our CEO. Because of his status as a named executive officer, his compensation arrangements with the company are disclosed elsewhere in this proxy statement and do not require disclosure under this section.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information concerning beneficial ownership of our common stock as of March 17, 2014 by: (i) each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers, directors and director nominees; and (iii) all of our executive officers and directors as a group. The percentage calculations in this table are based on a total of 134,814,493 shares of our common stock outstanding as of the close of business on March 17, 2014. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143.

		Common Stock Issuable Within 60 Days
Name	Shares of Common Stock(1)	Stock Options(2)	Restricted Stock Units(3)	Total Beneficial Ownership	Percent of Common Stock Outstanding
5% Stockholders
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	10,736,413	N/A	N/A	10,736,413	8.0%
Capital Group International, Inc.(5) 11100 Santa Monica Blvd., 15th Floor Los Angeles, CA 90025	7,676,221	N/A	N/A	7,676,221	5.7%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	7,305,441	N/A	N/A	7,305,441	5.4%

			Common Stock Issuable Within 60 Days
Name	Shares of Common Stock(1)		Stock Options(2)	Restricted Stock Units(3)	Total Beneficial Ownership	Percent of Common Stock Outstanding
NEOs, directors and nominees
J. Patrick Gallagher, Jr.	810,753	(7)	234,736	—	1,045,489	*
Douglas K. Howell	124,604	(8)	138,084	—	262,688	*
James S. Gault	226,930	(9)	67,825	—	294,755	*
James W. Durkin, Jr.	430,468	(10)	27,110	—	457,578	*
Thomas J. Gallagher	302,906	(11)	54,990	—	357,896	*
Sherry S. Barrat	—		—	1,875	1,875	*
William L. Bax	30,470		—	2,500	32,970	*
Frank E. English, Jr.	18,245		—	2,500	20,745	*
Elbert O. Hand	29,966		—	2,500	32,466	*
David S. Johnson	25,166		43,750	2,500	71,416	*
Kay W. McCurdy	23,245		33,249	2,500	58,994	*
Norman L. Rosenthal	16,825	(12)	18,750	2,500	38,075	*
James R. Wimmer	30,160	(13)	25,000	2,500	57,660	*
All directors and executive officers as a group (18 people)	2,269,050		777,978	19,375	3,066,403	2.3%

*	Less than 1%

(1)	Includes “notional stock units” held under our Supplemental Plan (see page 22). Under this plan, some of our executive officers have deferred restricted stock units upon vesting or elected to invest other deferred amounts into a Gallagher common stock fund. These deferred notional stock units are included because the plan permits participants to elect to move in and out of the Gallagher common stock fund and, as a result, participants have investment power with respect to the underlying shares.

(2)	All non-employee director stock options are immediately exercisable upon a director’s departure from the Board under most circumstances, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers prior to 2007 are immediately exercisable upon the departure of an executive officer that has reached the age of 55, and therefore, for these officers (Messrs. Pat Gallagher, Gault, Durkin and Tom Gallagher), such options are included because they could depart the company at their discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers beginning in 2007 are forfeited upon an officer’s departure, and are included only to the extent exercisable within 60 days pursuant to their vesting schedules.

(3)	All non-employee director unvested restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days.

(4)	Share total obtained from a Schedule 13G filed on January 28, 2014 by BlackRock, Inc. BlackRock disclosed that it had sole voting power with respect to 10,024,928 of these shares and sole investment power with respect to the full number of shares disclosed.

(5)	Share total obtained from a Schedule 13G filed on February 13, 2014 by Capital Group International, Inc. (CGII). CGII is the parent company of five investment management companies, one or more of which have discretionary investment management of accounts holding our shares. CGII disclosed that, through its subsidiaries, it had sole voting power with respect to 7,670,521 of these shares and sole investment power with respect to the full number of shares disclosed. Capital International Investors (CII), a division of Capital Research and Management Company, shares investment research and proxy voting decision making with CGII management companies. Of the full number of shares disclosed, CII is deemed to beneficially own 7,277,537 shares and reports sole voting and investment power over these shares.

(6)	Share total obtained from a Schedule 13G filed on February 11, 2014 by The Vanguard Group. Vanguard disclosed that it had sole voting power with respect to 81,703 of these shares, sole investment power with respect to 7,231,138 of these shares, and shared investment power with respect to 74,303 of these shares.

(7)	Includes 52,548 notional stock units (see footnote (1) above); 98,779 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 190,972 shares held in a revocable trust of which his wife is the sole trustee and over which he has no voting or investment power; 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by Mr. Gallagher and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which Mr. Gallagher is the trustee; 427 shares held in an irrevocable trust of which he is the sole trustee; and 238,217 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(8)	Includes 102,212 notional stock units (see footnote (1) above). Also includes 313 shares held by his wife, over which he has no voting or investment power and therefore disclaims beneficial ownership.

(9)	Includes 56,000 shares held by his wife, over which he has shared voting power, and 148,310 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(10)	Includes 8,889 notional stock units (see footnote (1) above), and 131,152 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(11)	Includes 82,560 shares held in a grantor retained annuity trust of which he is the sole beneficiary; 55,280 shares held in trusts for the benefit of his children, of which his wife is the sole trustee, and over which he has no voting or investment power and disclaims beneficial ownership; 31,671 shares held by his wife, over which he has no voting or investment power; 9,102 shares held by children sharing his household; and 427 shares held in an irrevocable trust of which he is the sole trustee.

(12)	Includes 2,500 shares held in a joint brokerage account with Caryl G. Rosenthal and 2,000 shares held in a joint brokerage account with Marisa F. Rosenthal. Dr. Rosenthal has shared voting and investment power with respect to these shares.

(13)	Includes 15,000 shares held by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that our executive officers, directors and 10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

Fiscal Year-End

The following table provides information as of December 31, 2013, regarding the number of shares of our common stock that may be issued under our equity compensation plans. See the table in the next section for the same information, updated as of the record date of the Annual Meeting, March 17, 2014.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,230,753	(1)	$31.30	(2)	3,016,013	(4)
Equity compensation plans not approved by security holders(5)	51,472	(6)	27.73	(2)	—
Total	9,282,225		31.28	(2)(3)	3,016,013

(1)	This amount includes the following:

•	8,158,807 shares that may be issued in connection with outstanding stock options; and

•	1,071,946 unvested restricted stock units.

(2)	Indicates the weighted average exercise price of the outstanding stock options included in column (a).

(3)	The weighted average remaining term of the outstanding stock options included in column (a) is 3.59 years.

(4)	This amount includes the following:

•	2,460,104 shares available under the 2011 Long-Term Incentive Plan; and

•	555,909 shares available under our Employee Stock Purchase Plan.

(5)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:

•	The Restricted Stock Plan. All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award. The last year we made awards under this plan was 2009.

•	The United Kingdom Incentive Stock Option Plan (the UK Plan). The UK Plan, which became effective in 1986 and expired in 2008, allowed us to grant stock options eligible for beneficial tax treatment under U.K. law to officers and key employees resident in the United Kingdom. The Option Committee, and later the Compensation Committee, determined which employees received options, the number of options granted, and the terms and conditions of the options including exercise dates, limitations on exercise and price and payment terms, and any annual sale limitations with respect to shares acquired upon exercise of options.

(6)	This amount includes the following:

•	14,972 shares that may be issued in connection with outstanding stock options under the UK Plan; and

•	36,500 unvested restricted stock units under the Restricted Stock Plan.

Record Date

The following table provides information as of the record date of the Annual meeting, March 17, 2014, regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,864,391	(1)	$34.52	(2)	693,553	(4)
Equity compensation plans not approved by security holders(5)	50,490	(6)	27.67	(2)	—
Total	10,914,881		34.51	(2)(3)	693,553

(1)	This amount includes the following:

•	9,594,665 shares that may be issued in connection with outstanding stock options; and

•	1,269,726 unvested restricted stock units.

(2)	Indicates the weighted average exercise price of the outstanding stock options included in column (a).

(3)	The weighted average remaining term of the outstanding stock options included in column (a) is 4.22 years.

(4)	This amount includes the following:

•	137,644 shares available under the 2011 Long-Term Incentive; and

•	555,909 shares available under our Employee Stock Purchase Plan.

(5)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:

•	The Restricted Stock Plan. All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award. The last year we made awards under this plan was 2009.

•	The United Kingdom Incentive Stock Option Plan (the UK Plan). The UK Plan, which became effective in 1986 and expired in 2008, allowed us to grant stock options eligible for beneficial tax treatment under U.K. law to officers and key employees resident in the United Kingdom. The Option Committee, and later the Compensation Committee, determined which employees received options, the number of options granted, and the terms and conditions of the options including exercise dates, limitations on exercise and price and payment terms, and any annual sale limitations with respect to shares acquired upon exercise of options.

(6)	This amount includes the following:

•	13,990 shares that may be issued in connection with outstanding stock options under the UK Plan; and

•	36,500 unvested restricted stock units under the Restricted Stock Plan.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, Ernst & Young LLP, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with, and is responsible for the appointment, retention, termination and compensation of, Ernst & Young LLP.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of our internal controls over financial reporting. The Audit Committee monitors our financial reporting process and reports its findings to the Board.

The Audit Committee carried out its duties and responsibilities, including the following specific actions:

•	Reviewed and discussed with management and Ernst & Young LLP our audited consolidated financial statements as of and for the fiscal year ended December 31, 2013 and our internal control over financial reporting as of December 31, 2013;

•	Reviewed and discussed with Ernst & Young LLP all matters required to be discussed by the standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Auditing Standard No. 16, Communications with Audit Committees; and

•	Obtained the written disclosures and letter from Ernst & Young LLP regarding its communications with the Audit Committee concerning independence as required by the applicable requirements of the PCAOB, including the requirements under PCAOB Rule 3526, and discussed with Ernst & Young LLP any relationship that may impact its objectivity and independence.

Based on these reviews and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

AUDIT COMMITTEE

William L. Bax (Chair)

Frank E. English, Jr.

Norman L. Rosenthal

James R. Wimmer

PROPOSALS REQUIRING A STOCKHOLDER VOTE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Upon the recommendation of the Nominating/Governance Committee, the Board has nominated each of the eight individuals listed under “Board of Directors” beginning on page 26. Each of the nominees currently serves on the Board and has consented to serve for a new term if elected.

THE BOARD RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee has considered the qualifications of Ernst & Young LLP and has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board wishes to obtain stockholders’ ratification of the Audit Committee’s action in such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the selection of Ernst & Young is not ratified, the Audit Committee will consider the outcome of this vote in its future deliberations regarding the selection of our independent registered public accounting firm.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees	$3,048,000	$2,831,000
Audit-Related Fees	1,364,000	522,000
Tax Fees	3,023,000	2,551,000
All Other Fees	5,000	6,000
Totals	$7,440,000	$5,910,000

Fees for audit services include fees associated with the annual audit of our company and our subsidiaries and the effectiveness of internal control over financial reporting, the review of our quarterly reports on Form 10-Q and annual report on Form 10-K, and statutory audits required internationally. These fees were higher in 2013 due in large part to statutory audits related to acquired entities. Audit-related fees principally include due diligence in connection with acquisitions, audits in connection with our employee benefit plans, issuance of service auditor reports (SAS 70) related to operations at one of our subsidiaries and advisory work related to our compliance with foreign statutory requirements. Audit-related fees were higher in 2013 due in large part to the significant amount of due diligence related to our acquisitions of businesses outside the United States in 2013 (Property & Commercial Limited, Giles Group of Companies and Bergvall Marine AS). Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters, and were higher in 2013 due in part to increased activity related to our clean energy investments, as well as a higher overall level of activity related to state regulatory matters. All other fees principally include fees for access to an online accounting and tax information database.

All audit services, audit-related services, tax services and other services for fiscal years 2013 and 2012 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of Ernst & Young LLP before we engage such firm to render audit or other permitted non-audit services. The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for the types of services that Ernst & Young LLP has historically been retained to perform related to integrated audit and other recurring services, subject to reporting any such approvals at the next Audit Committee meeting.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

THE BOARD AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

APPROVAL OF THE ARTHUR J. GALLAGHER & CO. 2014 LONG-TERM INCENTIVE PLAN INCLUDING APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

(Item 3 on the Proxy Card)

The Board has approved, and is asking our stockholders to approve, the 2014 Long-Term Incentive Plan (2014 LTIP). The 2014 LTIP provides for the grant of incentive awards to non-employee directors, officers and other employees of the company. If approved, the 2014 LTIP will replace the existing 2011 Long-Term Incentive Plan (2011 LTIP), which was approved by stockholders at our 2011 annual meeting. The maximum number of shares that may be awarded under the 2014 LTIP is 9,000,000 shares, plus any available shares not subject to awards under the 2011 LTIP and any shares subject to outstanding awards under the 2011 LTIP or the 2009 Long-Term Incentive Plan (2009 LTIP) that are settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares (137,644 shares as of March 17, 2014). A maximum of 2,000,000 shares may be issued under the 2014 LTIP for full-value awards (i.e., awards other than stock options or stock appreciation rights (SARs)).

The Board firmly believes that a broad-based equity participation program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Approximately 13% of the value of equity awards granted during 2013 was awarded to executive officers, with the remaining 87% awarded to employees throughout the company. The difference in size between our 2014 and 2011 share authorization requests, 9,000,000 in the 2014 LTIP versus 5,500,000 in the 2011 LTIP, reflects our growth over the past three years. As of December 31, 2010, we had approximately 10,700 employees and revenue of $1.79 billion. As of December 31, 2013, we had approximately 16,400 employees and revenue of $2.76 billion. If the 2014 LTIP is approved, our intention is to increase the number of equity plan participants over time consistent with the growth of our business. We believe it is important to continue to align the interests of our key employees with those of our stockholders, and our Board believes that approval of the 2014 LTIP is in the best interest of our stockholders and is important to our long-term growth.

Selected Features of the 2014 LTIP

The structure of the 2014 LTIP is based on the 2011 LTIP, but also includes the following material differences:

•	Prohibits Dividends or Dividend Equivalents on Unearned Performance Awards: the 2014 LTIP includes an express prohibition (consistent with our prior practice) on the payment of dividends or dividend equivalents on performance awards unless and until the applicable performance vesting conditions have been met.

•	Annual Limit on Director Awards: the 2014 LTIP imposes a $500,000 annual limit on awards under the 2014 LTIP to each non-employee director.

•	Authorizes Automatic Exercise: the 2014 LTIP allows the flexibility to implement an automatic exercise feature for certain “in-the-money” stock options and SARs that are at or nearing expiration.

These changes continue our approach of aligning our equity compensation program with the interests of our stockholders and with evolving best practices in equity and incentive compensation. These new features are in addition to the following “best-practice” features included in the 2011 LTIP and continued in the 2014 LTIP:

•	No Increase in Shares Without Stockholder Approval: without stockholder approval, the 2014 LTIP prohibits any amendment that would increase the number of shares available under the plan.

•	No “Liberal” Change in Control: the definition of change in control included in the 2014 LTIP requires an actual change in control to occur and is not triggered by commencement of a tender offer, stockholder approval of an acquisition transaction or similar events.

•	No Repricings: the 2014 LTIP prohibits “repricing” stock options and SARs and cashing out underwater stock options or SARs without stockholder approval.

•	Clawback: all awards granted under the 2014 LTIP are subject to recoupment or “clawback,” to the extent required by law, regulation or any company policy (including our existing compensation recovery policy).

The Share Reserve under the 2014 LTIP

As part of the Compensation Committee’s recommendation to the Board to approve the 2014 LTIP, including the total number of shares available for issuance under the 2014 LTIP, the Committee solicited advice from Sibson, its independent compensation consultant, and other internal and external experts to analyze historical share usage (generally referred to as “burn rate”), expected future needs for equity awards within the organization, as well as the dilutive impact of various increases in the total shares available under the plan and the estimated duration of the 2014 LTIP under various scenarios. The Committee also took into account the views of several of our largest stockholders with respect to such issues, which management solicited during an outreach conducted in 2013. Specifically, the Compensation Committee considered:

•	Shares Available under the 2011 LTIP: If our stockholders do not approve the 2014 LTIP then we will not have sufficient shares available for grants in 2015. This would result in the loss of an important tool to attract, motivate and retain the most highly qualified and experienced employees and non-employee directors. In addition, we would be unable to implement management’s plan to continue expansion, in 2015, of the group of employees to whom we grant equity compensation.

•	Historical Burn Rate: Our equity plan share usage during 2011, 2012 and 2013 represents a three-year average burn rate of 1.90% of our weighted average common shares outstanding for each such year. This burn rate is below the Institutional Shareholder Services Inc. established burn rate cap for our industry of 3.30%.

•	Dilution: Dilution, also referred to as “voting power dilution,” is commonly measured by “overhang,” which generally refers to the amount of potential dilution to current stockholders that could result from the future issuance of the shares reserved for issuance under an equity compensation plan. Overhang is typically expressed as a percentage (equal to a fraction where the numerator is the sum of the number of shares reserved but not issued under equity compensation plans plus the number of shares subject to outstanding awards and the denominator is the sum of the numerator plus the total number of shares outstanding). If the 2014 LTIP is approved, our voting power dilution will be approximately 13.0% as of March 17, 2014.

•	Stockholder Outreach: During 2013, management conducted an outreach initiative with our largest stockholders, soliciting their views on various executive compensation and governance issues, including their views on acceptable levels of dilution, shareholder value transfer, burn rate and other issues relevant to the share authorization request under our 2014 LTIP. The Committee received reports from management on the results of this outreach, and took the views of our largest stockholders into account when determining the level of our share authorization request.

•	Estimated Duration of the 2014 LTIP: If the 2014 LTIP is approved by our stockholders, based on historical and expected future usage, we estimate that the shares we are requesting under the 2014 LTIP would be sufficient for approximately three years of grants, understanding that the share reserve could last for a longer or shorter period of time, depending on the growth of our employee population, our future grant practices, or our stock price and prevailing market conditions, which cannot be predicted at this time.

The Full-Value Award Limit under the 2014 LTIP

The 2014 LTIP also imposes a 2,000,000 share limit on the maximum number of shares that may be awarded in the form of full-value awards. We are requesting that stockholders approve this limit on the number of full value shares at this time because we would like to continue to provide full value share awards to key employees to encourage ongoing retention and to focus their efforts on long-term stockholder value creation.

The Material Terms of the Performance Goals under the 2014 LTIP

In addition, we are asking our stockholders to approve the 2014 LTIP so that grants of performance-based compensation under the 2014 LTIP may be structured in a manner that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), thereby preserving the company’s tax deduction for such compensation. As part of approving the 2014 LTIP, we are asking our stockholders to approve the material terms of the performance goals that may be used for purposes of granting awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

For purposes of Section 162(m) of the Code, the material terms of the performance goals include: (1) the individuals eligible to receive compensation under the 2014 LTIP; (2) a description of the business criteria on which the performance goals are based; and (3) the maximum amount of compensation that can be paid to certain employees under the performance goal. We discuss each of these aspects of the 2014 LTIP below under the headings “Plan Term and Eligibility,” “Covered Employee Limits” or “Performance Goals.”

Generally, Section 162(m) of the Code limits the deduction a public company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). “Performance-based” compensation that meets certain requirements does not count against the $1 million deductibility limitation. Because of their nature as appreciation-only awards, stock options and SARs awarded under the 2014 LTIP, if approved by stockholders, will generally qualify as performance-based compensation. Other awards that we may grant under the 2014 LTIP may be structured in a manner intended to qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure and the performance period under a performance-based award. As such, for such awards to qualify as performance-based compensation, our stockholders must approve the material terms of the performance goals at least every five years. Such approval does not guarantee that incentive compensation that we pay to our employees will qualify as performance-based compensation for purposes of Section 162(m) of the Code, but will permit the Compensation Committee to structure incentive compensation in a manner intended to qualify as performance-based compensation requirements if it chooses to do so.

Summary of the Material Terms of the 2014 LTIP

The following is a brief summary of the 2014 LTIP. This summary is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

Plan Term and Eligibility. The 2014 LTIP term begins upon the date of stockholder approval and terminates on the date of the annual meeting of stockholders that occurs during the year of the seventh anniversary of its effective date, unless terminated earlier by the Board. All of the officers, employees and non-employee directors of the company and its subsidiaries are eligible to be selected to receive awards under the 2014 LTIP. As of December 31, 2013, approximately 40 officers, 16,400 employees and 8 non-employee directors were eligible for consideration to participate in the 2014 LTIP.

Shares Authorized. 9,000,000 shares of our common stock are available under the 2014 LTIP, plus any shares that remain available for issuance under the 2011 LTIP as of the date of the Annual Meeting and any shares subject to outstanding awards under the 2011 LTIP or the 2009 LTIP that after the date of the Annual Meeting are settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares. A maximum of 2,000,000 shares may be used for awards other than stock options or SARs.

Share Counting. If an outstanding award granted under the 2014 LTIP is cancelled or forfeited, expires, terminates or is settled in cash, the shares underlying such award will again be available under the 2014 LTIP. Shares withheld to pay withholding taxes related to awards other than stock options and SARs shall also become available for issuance under the 2014 LTIP. Shares that are not issued upon the net settlement of a stock-settled SAR, shares that are used to pay the exercise price of a stock option, shares withheld to pay withholding taxes related to a stock option or a SAR and shares that are purchased on the open market with the proceeds of a stock option exercise will not again be available under the 2014 LTIP.

Administration. The Compensation Committee, which is made up entirely of independent directors, will administer the 2014 LTIP, and may delegate some or all of its authority to our CEO or another executive officer as it deems appropriate, except to the extent such delegation is prohibited by applicable law.

Award Types. The 2014 LTIP provides for: (1) nonqualified and incentive stock options (NQSOs and ISOs, respectively); (2) SARs; (3) restricted stock awards (RSAs); (4) restricted stock units (RSUs); and (5) performance units.

Covered Employee Limits. Subject to adjustment for any changes in capitalization, to the extent necessary to qualify as performance-based compensation under Section 162(m) of the Code: (1) the maximum number of shares with respect to which stock options or SARs may be granted during any fiscal year to any person is 200,000; (2) the maximum number of shares with respect to which RSAs or RSUs may be granted during any fiscal year to any person is 100,000; (3) the maximum amount that may be payable with respect to cash-settled performance units granted during any fiscal year of the company to any person is $5,000,000; (4) the maximum number of shares with respect to which stock-settled performance units may be granted during any fiscal year to any person is 100,000. For clarity, the Performance Unit Program (PUP) awards discussed in the executive compensation disclosure in this proxy statement are cash-settled awards which are presently granted under the SMIP. However, both cash-settled performance units and stock-settled performance units may be granted under this plan.

Non-Employee Director Limit. The aggregate value of all awards granted during any fiscal year (determined based upon the grate date fair value of such awards) to a single non-employee director may not exceed $500,000, excluding awards made in lieu of annual cash Board or committee retainers at the election of the non-employee director.

Stock Options and SARs. Except for substitute awards, the exercise price of a stock option and the base price of a SAR may not be less than 100% of the fair market value of our common stock on the date of grant. A SAR typically will provide for payment of an amount (in cash or shares of common stock) based upon the increase in the price of our common stock over the base price per share. The exercise price and the minimum required withholding taxes of a stock option may be paid in cash, in shares of our common stock, through a net-exercise or a broker-assisted cashless exercise. Stock options and SARs must expire no later than seven years from the date of grant. The Compensation Committee may provide that an option or SAR with an exercise or base price, as applicable, less than the fair market value per share of common stock shall automatically be exercised immediately prior to expiration.

Stock Awards. The 2014 LTIP provides for the grant of stock awards, consisting of RSAs and RSUs, which will be subject to the restrictions, if any, that the Compensation Committee deems appropriate, including a continued employment or service requirement. The Compensation Committee may determine that any stock award will be subject to the attainment of performance measures over an established performance period, which will not be less than 12 months. The Compensation Committee may grant unrestricted shares of common stock or units representing the right to receive shares of common stock to employees who have attained age 62. Generally, the holder of an RSA will have the rights of a stockholder, including the right to vote and receive dividends, except that (i) dividends paid prior to the satisfaction of any applicable performance goals and (ii) distributions other than regular cash dividends will be held by the company and will be subject to the same restrictions as the restricted stock. The holder of an RSU will have no rights as a stockholder of the company but may be entitled to receive dividend equivalents, on a current or deferred basis, subject to the same limitations set forth above for dividends.

Other than awards to non-employee directors or to employees who have attained age 62, no shares subject to a stock option, SAR, or a service-vested RSA or RSU will vest prior to the three-year anniversary of the date of grant. Shares subject to a performance-vested RSA or RSU awards shall be subject to a minimum performance period of 12 months.

Performance Units. Each performance unit is a right, contingent upon the attainment of performance measures within a specified performance period (which shall not be less than 12 months), to receive a specified cash amount or shares of our common stock, which may be restricted stock, having a fair market value equal to such cash amount.

Non-Employee Director Options. Subject to the discretion of the Board or its delegate, each non-employee director will be eligible to receive all or part of his or her cash annual retainer in the form of stock options. The number of shares of common stock subject to each such stock option will have an aggregate grant date fair market value equal to a multiple of the forgone retainer, as determined by the Board. Such options will become exercisable in equal quarterly installments over the one-year period following the date of grant and will remain exercisable until the later of the date the director ceases to serve on the Board and the seventh anniversary of the date of grant.

Performance Goals. Under the 2014 LTIP, the vesting or payment of performance-based awards will be subject to the satisfaction of certain performance goals. To the extent an award is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m) of the Code, as described below, the performance goals will be one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: (1) the attainment by a share of common stock of a specified fair market value for a specified period of time, (2) earnings per share, (3) return to stockholders, (4) return on assets, (5) return on equity, (6) revenue, (7) cash flow, (8) operating expense reduction, (9) return on investment, (10) return on capital, (11) operating margin, (12) net income, (13) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (14) operating earnings, (15) net cash provided by operations, or (16) strategic business criteria, consisting of one or more objectives such as geographic business expansion goals, cost targets, customer satisfaction ratings, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. The Compensation Committee may provide that one or more objectively determinable adjustments be made to one or more of the performance goals.

Amendment or Termination of the 2014 LTIP. The Board may amend or terminate the 2014 LTIP, subject to any requirement of stockholder approval required by law or the rules of the New York Stock Exchange; provided, however, that no amendment may impair in any material way an award holder’s rights without his or her consent.

Adjustment. In the event of any change in capitalization, or any distribution to holders of our common stock other than a regular cash dividend, the Compensation Committee will equitably adjust the number of shares available under the plan, the share limitations described above and the terms of outstanding awards.

Change in Control. In the event of any acquisition by any person or group of 50% or more of the combined voting power of our outstanding securities or in the event of any change during any two-year period in the majority of the members of the Board whose election is not approved by at least two-thirds of the members of the Board, then (1) all outstanding options and SARs will immediately become vested; (2) the restriction period applicable to any outstanding RSA or RSU will lapse; (3) the performance period applicable to any outstanding award will lapse; (4) the performance measures applicable to any outstanding award will be deemed to be satisfied at their target levels or, if greater, on a pro rata basis based on actual achievement; and (5) the Board may require that the acquiring company substitute or cash out outstanding awards. Certain additional requirements apply to awards that are subject to Section 409A of the Code.

Substitute Awards. The Committee may grant awards in substitution for any award previously granted by a company or other entity in connection with a corporate transaction, such as a merger or consolidation with another entity or acquisition of property or stock of another entity. Substitute awards will not count against the 2014 LTIP overall share limit or any sublimit in the 2014 LTIP, except as may be required by the Code. As permitted by applicable stock exchange rules, the Committee may grant awards pursuant to a pre-existing plan of a company acquired by or combined with the company and such awards will not reduce the shares available under the 2014 LTIP, provided that such awards are made only to those who were not employed by the company immediately prior to the acquisition.

United States Federal Income Tax Consequences. The following discussion is intended to be a summary only of the federal income tax aspects of awards granted under the 2014 LTIP and not of state, local or foreign taxes that may apply. Individual tax consequences may vary.

Section 162(m). Under Section 162(m) of the Code, compensation attributable to stock options and SARs will qualify as performance-based compensation, provided that: (1) the 2014 LTIP contains a per-person limitation on the number of shares for which options or SARs may be granted during a specified period; (2) the per-person limitation is approved by our stockholders; (3) the award is granted by a compensation committee comprised solely of outside directors (as defined in Section 162(m) of the Code); and (4) the exercise price of the option or SAR is not less than the fair market value of the stock on the date of grant. For the above reasons, our 2014 LTIP provides for an annual per-person limitation and our Compensation Committee is comprised solely of outside directors. Accordingly, stock options or SARs granted by the Compensation Committee may qualify as performance-based compensation, and the other awards subject to performance goals may also be structured in a manner intended to qualify.

ISOs. A participant who is granted an ISO does not realize any taxable income upon the date of grant or the date of exercise (except possibly for alternative minimum tax). Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an ISO before the later of two years from the date of grant or one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes.

NQSOs and SARs. A participant who is granted a NQSO or a SAR does not have taxable income at the date of grant. Taxable, ordinary income occurs on the date of exercise in an amount equal to the difference between the exercise or base price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding deduction for the same amount.

RSAs. A participant who has been granted an RSA will not realize taxable income at the time of the grant, and we will not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will receive ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a corresponding deduction. The participant may elect to include the value the RSA as income at the time it is granted under Section 83(b) of the Code, and we will take a corresponding income tax deduction.

RSUs and Performance Units. Recipients of RSUs and performance units generally should not recognize income until such units are converted into cash or shares of our common stock. Upon conversion, the recipient will normally recognize ordinary income equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. If the recipient is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee.

New Plan Benefits. Because benefits under the 2014 LTIP will depend on the Compensation Committee’s actions and the fair market value of our common stock at various future dates, it is not possible to determine at this time the benefits that might be received by officers, employees and non-employee directors if the 2014 LTIP is approved by stockholders. As of December 31, 2013, the closing price of our common stock was $46.93 per share.

Vote Required. The approval of the 2014 LTIP requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF

THE ARTHUR J. GALLAGHER & CO. 2014 LONG-TERM INCENTIVE PLAN

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Item 4 on the Proxy Card)

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Our stockholders are given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2015 Annual Meeting of Stockholders.

Compensation Program and Philosophy

We believe that our compensation program for named executive officers is structured in the best manner possible to support our company and business objectives (as evidenced in part by the 97.3% support we received for our say-on-pay vote in 2013), as well as to support our culture and traditions developed over the past 80-plus years. We believe our program strikes the appropriate balance between using responsible, measured pay practices and effectively motivating our executives to dedicate themselves fully to value creation for our stockholders. Evidence of this balance includes the following:

•	We tie annual cash incentives to company and business unit performance and achievement of individual performance goals. Annual cash incentives are targeted at 135% of base salary for our CEO and 100% of base salary for our other named executive officers. Annual cash incentive awards may not exceed 150% of a named executive officer’s target award in any year.

•	Over half of the compensation of our named executive officers is provided through incentive plans or in accordance with performance goals approved by stockholders.

•	Performance Unit Program awards are earned based on our financial performance during the year of grant, and final payouts are based on our stock price after the third year (subject to a 50%-150% collar).

•	We do not have employment agreements or guaranteed bonuses with any of our named executive officers.

•	Our named executive officers receive minimal perquisites and no related tax gross ups.

•	Our change-in-control agreements contain a “double trigger.” While our change-in-control agreements prior to 2008 do provide excise tax gross ups, we eliminated this practice beginning in 2008. In addition, we adopted a policy that we will not amend any existing agreements without removing the excise tax gross-up.

•	We prohibit hedging and strongly discourage pledging of company stock by directors and executive officers.

•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, as a market check to ensure that our compensation program is consistent with prevailing market practices.

•	We have a “clawback” policy under which named executive officers may be required to return incentive compensation payments if our financial statements are restated.

Fiscal 2013 Compensation

In 2013, we maintained our focus on growing our core businesses, executing our acquisition strategy, and improving quality and efficiency. As a result, we achieved year-over-year revenue7 growth of 14.8% (to $2.76 billion) and EBITAC8 growth of 22.9%, (to $528 million). Over the past three years, we increased revenue and EBITAC by compound annual growth rates of 15.5% and 18.4%, respectively. Our performance during this period was reflected in our total shareholder return (including dividends), which grew at an effective annualized rate of 21.9%, versus 17.7% for other publicly traded insurance brokers9. Based on this excellent performance, as described in more detail in our Compensation Discussion and Analysis beginning on page 4, the Compensation Committee approved the following compensation actions for fiscal 2013:

•	Adjustments to CEO’s Annual Cash Incentive and Long-Term Incentive Award Opportunities. The Compensation Committee increased Mr. Gallagher’s target award opportunity under our annual cash incentive plan from 125% to 135% of base salary. The Compensation Committee approved this increase because of the company’s strong financial performance over the past three years, as well as Mr. Gallagher’s consistent achievement of individual performance goals during the same period. In approving this increase, the Compensation Committee noted that Mr. Gallagher’s total direct compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) was below that of similarly situated CEOs in our comparison groups. The Compensation Committee favored increasing his performance-based compensation opportunity, rather than base salary, for better alignment with stockholder interests.

7 See footnote 1.

8 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit B to this proxy statement.

9 See footnote 3.

•	Base Salary Increase for Two NEOs. The Compensation Committee approved base salary increases for Mr. Gault and Mr. Durkin, primarily because of each leader’s success growing his respective business unit through challenging market conditions over the past several years. Additionally, Mr. Gault had not received an increase since 2007 and Mr. Durkin had not received an increase since 2010.

•	Annual Cash Incentive Compensation Payments. Performance-based cash incentive payments were made at target for fiscal 2013 as a result of company and business unit financial performance and achievement of individual performance goals.

•	Performance Unit Program. 100% of the performance units provisionally awarded in 2013 were earned based on 2013 results, reflecting our strong performance during the year.

In addition to the above summary, stockholders are encouraged to read our Compensation Discussion and Analysis beginning on page 4.

Recommendation

The Board strongly endorses our compensation program for named executive officers and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of Arthur J. Gallagher & Co., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative in this proxy statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT YOU VOTE FOR

THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THIS PROXY STATEMENT

By Order of the Board of Directors

WALTER D. BAY

SECRETARY

DATED: MARCH 25, 2014

EXHIBIT A

ARTHUR J. GALLAGHER & CO.

2014 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers and other employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. As of the effective date of the Plan, no further awards shall be granted under the Prior Plans, as defined in Section 1.2.

1.2 Certain Definitions.

“Agreement” shall mean the written agreement evidencing an Award hereunder between the Company and the recipient of such Award.

“Automatic Exercise Date” shall mean the last business day of the term of an Option or SAR.

“Award” shall mean an Option, Restricted Stock Award, Restricted Stock Unit Award, a Performance Unit Award, or a SAR, which may be awarded or granted under the Plan (collectively, “Awards”).

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 6.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Section 1.3.

“Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company” shall mean Arthur J. Gallagher & Co., a Delaware corporation, or any successor thereto.

“Directors Option” shall have the meaning set forth in Section 5.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price (or, at the discretion of the Committee, the real time price) of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion and in accordance with the applicable provisions of Section 409A of the Code, shall at such time deem appropriate. For purposes of Section 2.1(c)(i)(B), Section 2.1(c)(i)(C) and Section 6.5, the Fair Market Value of any shares of Common Stock shall be the market value determined by such methods or procedures as shall be established from time to time by the Committee.

“Free-Standing SAR” shall mean a SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Full Value Award” shall mean any Award settled in shares of Common Stock other than (i) an Option or (ii) a SAR.

“Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option and is specified to be an Incentive Stock Option in the applicable Award Agreement.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, and includes both Incentive Stock Options and Nonqualified Stock Options.

“Participant” shall mean a person who has been granted an Award.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such Award, or, in the case of a Restricted Stock Unit Award, to the holder’s receipt of the shares of Common Stock subject to such Award or of payment with respect to such Award.

To the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall include one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: (i) the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue, (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing. With respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be a covered employees at any time during the applicable Performance Period, the performance goals established for the Performance Period may consist of any objective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time within the time prescribed by Section 162(m) of the Code.

In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Measures. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles or applicable law; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

“Performance Option” shall mean an Incentive Stock Option or Nonqualified Stock Option, the grant of which or the exercisability of all or a portion of which is contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

“Performance Unit” shall mean a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified cash amount or, in lieu thereof, shares of Common Stock having a Fair Market Value equal to such cash amount.

“Performance Unit Award” shall mean an Award of Performance Units under this Plan.

“Prior Plans” shall mean the Company’s 2009 Long-Term Incentive Plan and the Company’s 2011 Long-Term Incentive Plan.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an Award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such Award, and (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect. With the exception of Awards to Non-Employee Directors, Substitute Awards, performance-based Awards under Section 3.2(b) or 3.3(b) and in the event of a Participant’s death, disability, retirement or other termination of employment, the minimum Restriction Period before any portion of a Restricted Stock Award or Restricted Stock Unit Award shall vest shall be three years.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award or a Restricted Stock Unit Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

“Tandem SAR” shall mean a SAR which is granted in tandem with, or by reference to, an Option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following Awards may be made under this Plan to eligible persons: (i) Options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options (which may include Performance Options), (ii) SARs in the form of Tandem SARs or Free-Standing

SARs, (iii) Stock Awards in the form of Restricted Stock Awards or Restricted Stock Unit Awards and (iv) Performance Unit Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an Award, the exercise price or base price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Agreement evidencing the Award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an Award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units, Performance Options or Performance Units shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding Award shall be deemed to be satisfied at the maximum or any other level. The Committee shall have the authority, subject to the terms of this Plan: (x) to interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan; (y) to impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities or applying the Company’s compensation recovery policy, as amended from time to time; and (z) to amend any outstanding Awards; provided, however, that if any such amendment impairs in any material way a Participant’s rights with respect to such Award, such amendment shall also be subject to the Participant’s consent. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

Subject to applicable law and applicable rules and regulations of the New York Stock Exchange, the Committee may delegate some or all of its power and authority hereunder to the Board or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, Non-Employee Director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, Non-Employee Director or other person.

No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees and Non-Employee Directors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5 Shares Available.

(a) Share Reserve and Full Value Award Limit. Subject to adjustment as provided in Section 6.7 and to all other limits set forth in this Section 1.5, the maximum aggregate number of shares of Common Stock that shall be available for all Awards under this Plan is equal to the sum of: (i) 9,000,000; plus (ii) the number of shares of Common Stock under the Prior Plans that are not subject to outstanding awards as of the effective date of this Plan; plus (iii) the number of shares of Common Stock subject to any awards granted under the Prior Plans as of the effective date of this Plan that are settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares of Common Stock.

Of the total number of shares of Common Stock authorized for grant under the Plan, no more than 2,000,000 Shares may be used for Full Value Awards. Subject to adjustment as provided in Section 6.7, the number of shares of Common Stock authorized for grant as

Incentive Stock Options shall be no more than the total number of shares of Common Stock authorized for grant under the Plan under Section 1.5(a)(i).

(b) Counting Shares Against the Share Reserve.  Any shares of Common Stock that are subject to Awards shall be counted against the share reserve limit in Section 1.5 as one (1) share of Common Stock for every one (1) share of Common Stock granted.

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan. Additionally, to the extent permitted by NYSE Listed Company Manual Section 303A.08 or other applicable stock exchange rules, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(d) Shares Available for Subsequent Issuance.  If any shares of Common Stock subject to an Award are forfeited, canceled, terminated or expire, or an Award is settled for cash (in whole or in part), the shares of Common Stock subject to such Award shall, to the extent of such forfeiture, cancelation, termination, expiration or cash settlement, again be available for Awards under the Plan. Shares of Common Stock tendered to or withheld by the Company to satisfy tax withholding requirements upon the vesting of Awards other than Options and SARs shall also become available for issuance under the Plan.

(e) Shares Not Available for Subsequent Issuance.  Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an Award under this Plan (or the Prior Plans) may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR; (ii) shares used to pay the exercise price of an Option; (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an Option or a SAR; or (iv) shares repurchased on the open market with the proceeds of an Option exercise.

(f) Source of Shares.  Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(g) Award Limitations.  To the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder: (i) the maximum number of shares of Common Stock with respect to which Options or SARs or a combination thereof may be granted during any fiscal year of the Company to any person shall be 200,000, subject to adjustment as provided in Section 6.7; (ii) the maximum number of shares of Common Stock with respect to which Stock Awards subject to Performance Measures may be granted during any fiscal year of the Company to any person shall be 100,000, subject to adjustment as provided in Section 6.7; (iii) the maximum amount that may be payable with respect to cash-settled Performance Units granted during any fiscal year of the Company to any person shall be $5,000,000; and (iv) the maximum number of shares of Common Stock with respect to which stock-settled Performance Units granted during any fiscal year of the Company to any person shall be 100,000.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant Options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such Options shall constitute Nonqualified Stock Options.

Options may be granted in addition to, or in lieu of, any other compensation payable to officers, other employees and Non-Employee Directors, and in all cases shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option

shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option. Notwithstanding the foregoing, the purchase price per share of Common Stock purchasable upon exercise of an Option granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such purchase price complies with the requirements of Sections 409A and 422 of the Code, as applicable.

(b) Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than 7 years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. Each Option granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement; provided, however, no shares underlying an Option shall vest prior to the date that is three years from the date of grant (with the exception of Options granted to Non-Employee Directors, Substitute Awards and in the event of a Participant’s death, disability, retirement or other termination of employment). An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An Option may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash or check, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company or stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value equal to the amount necessary to satisfy such obligation, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(d) Automatic Exercise of In-the-Money Options.  The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any Option outstanding on the Automatic Exercise Date with an exercise price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the exercise price, applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, payment of the exercise price of any Option may be made pursuant to Section 2.1(c)(i)(C) or (D), and the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.1(d) shall not apply to an Option if the Participant of such Option incurs a termination of employment or service on or before the Automatic Exercise Date.

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related Option. The base price of a Free-Standing

SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR. Notwithstanding the foregoing, the base price of a SAR granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such base price complies with the requirements of Section 409A of the Code.

(b) Exercise Period and Exercisability. The period for the exercise of a SAR shall be determined by the Committee; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option and no Free-Standing SAR shall be exercised later than 7 years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. Each SAR granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement; provided, however, no shares underlying a SAR shall vest prior to the date that is three years from the date of grant (with the exception of SARs granted to Non-Employee Directors, Substitute Awards and in the event of a Participant’s death, disability, retirement or other termination of employment). An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised, to the extent then exercisable, (A) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

(d) Automatic Exercise of In-the-Money SARs.  The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any SAR outstanding on the Automatic Exercise Date with a base price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.2(d) shall not apply to a SAR if the Participant of such SAR incurs a termination of employment or service on or before the Automatic Exercise Date.

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an Option or SAR upon a termination of employment or service with the Company of the holder of such Option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

2.4 Limitations.

(a) No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 6.7, without the prior approval of the stockholders of the Company, the Committee will not amend or replace any previously granted Option or SAR in a transaction that constitutes a “repricing,” including but not limited to: (i) the reduction, directly or indirectly, in the per-share price of an outstanding Option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting principles; (iii) canceling an Option or SAR in exchange for another Option, SAR or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

(b) Buyout Provisions. The Committee may at any time offer to buy out for a payment in cash an Option or SAR previously granted based on such terms and conditions as the Committee will establish at the time that such offer is made. Notwithstanding anything contained in this Section 2.4(b) to the contrary, the Committee shall not be allowed to authorize the buyout of underwater Options or SARs without the prior approval of the stockholders of the Company.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or a Restricted Stock Unit Award.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period. The Committee may grant unrestricted shares of Common Stock to employees who have attained age 62. Any Performance Period shall be for a period of time not less than 12 months for performance-based Awards.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made. Notwithstanding the foregoing, no dividends will be paid at a time when any performance-based goals that apply to a Restricted Stock Award have not been satisfied; until such goals are satisfied, all dividends paid upon the shares of Common Stock underlying the Restricted Stock Award shall be retained by the Company for the account of the Participant and paid to the Participant (without interest) upon satisfaction of such goals and revert back to the Company if such goals are not satisfied.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period. The Committee may grant fully vested units representing the right to receive shares of Common Stock to employees who have attained age 62. Any Performance Period shall be for a period of time not less than 12 months for performance-based Awards.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Notwithstanding anything to the contrary, no dividend equivalents will be paid at a time when any performance-based goals that apply to the Restricted Stock Unit Award upon which the dividend equivalents are paid have not been satisfied and will revert back to the Company if such goals are not satisfied.

3.4 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award upon a termination of employment or service with the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

IV. PERFORMANCE UNIT AWARDS

4.1 Performance Unit Awards. The Committee may, in its discretion, grant Performance Unit Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Unit Awards. Performance Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Performance Units and Performance Measures. The number of Performance Units subject to a Performance Unit Award and the Performance Measures and Performance Period applicable to a Performance Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such Award if the specified Performance Measures are not satisfied or met during the specified Performance Period. Any Performance Period shall be for a period of time not less than 12 months for performance-based Awards.

(c) Settlement of Vested Performance Unit Awards. The Agreement relating to a Performance Unit Award shall specify whether such Award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Unit Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Unit Award in shares of Common Stock, including Restricted Stock, the holder of such Award shall have no rights as a stockholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Unit Award, or any forfeiture and cancellation of such Award upon a termination of employment or service with the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

V. PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

5.1 Eligibility. Each Non-Employee Director may be granted Options to purchase shares of Common Stock in accordance with this Article V. All Options granted under this Article V shall constitute Nonqualified Stock Options.

5.2 Elective Participation. Subject to the discretion of the Board or the Nominating/Governance Committee, each Non-Employee Director may elect, prior to December 31st of any year and in accordance with procedures to be specified by the Committee, to receive a stock Option in lieu of all or part of the annual cash retainer that would otherwise be payable to such Non-Employee Director for service on the Board or any committee thereof during the 12-month period following the date of the next annual meeting of stockholders (a “Directors Option”). Each Directors Option shall be granted on, or as soon as administratively practicable after, the date of the annual meeting of stockholders next following the date of such election. The number of shares of Common Stock subject to each Directors Option shall have a Fair Market Value as of the date of grant equal to a multiple of the forgone amount of the retainer otherwise payable to the Non-Employee Director, which multiple shall be determined by the Board from time to time.

5.3 Directors Options. Each Directors Option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Exercise Period and Exercisability. Each Directors Option shall become exercisable (i) on the three-month anniversary of the date of grant with respect to 25% of the shares subject to such Option, (ii) on the six-month anniversary of the date of grant with respect to an additional 25% of the shares subject to such Option, (iii) on the nine-month anniversary of the date of grant with respect to an additional 25% of the shares subject to such Option and (iv) on the 12-month anniversary of the date of grant with respect to the remaining shares subject to such Option; provided, however, that such Director’s Option shall become immediately exercisable upon a Non-Employee Director’s termination of service on the Board for any reason other than gross misconduct by the Non-Employee Director, as determined by the Board in its sole discretion. Each Director’s Option shall expire and cease to be exercisable upon the later to occur of (A) the termination of the Non-Employee Director’s service on the Board or (B) 7 years after such date of grant.

(b) Purchase Price. The purchase price for the shares of Common Stock subject to any Directors Option shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Directors Option. A Directors Option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock. Directors Options shall be exercisable in accordance with Section 2.1(c).

5.4 Limitation on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan, the aggregate grant date fair value of all Awards made to any single Non-Employee Director in any calendar year shall not exceed $500,000, excluding the value of Awards made during that year at the election of the Non-Employee Director in lieu of all or a portion of annual Board and committee cash retainers.

VI. GENERAL

6.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2014 annual meeting of stockholders and, if approved by the stockholders of the Company shall become effective as of the date of such approval. This Plan shall terminate as of the annual meeting of the Company’s stockholders that occurs during the year of the seventh anniversary of its effective date, unless terminated earlier by the Board, and Awards hereunder may be made at any time prior to the termination of this Plan. Termination of this Plan shall not affect the terms or conditions of any Award granted prior to termination. Upon the effective date of this Plan, no further Awards shall be granted under the Prior Plans.

6.2 Amendment or Termination. The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment or termination may impair in any material way the rights of a holder of an outstanding Award without the consent of such holder.

6.3 Agreement. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such Award. No Award shall be valid until an Agreement is executed by the Company and the recipient of such Award (for clarity, electronic acceptance of an agreement in accordance with the procedures of the Company’s stock plan administrator shall be deemed to be execution) and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such Award shall be effective as of the effective date set forth in the Agreement.

6.4 Non-Transferability. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

6.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold or direct the withholding of whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, or withhold or direct the withholding of an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company or its stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an Option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

6.6 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award, including the number and class of securities subject thereto, the terms of each outstanding Performance Unit, the maximum number of securities with respect to which Options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures, and the maximum amount that may be payable pursuant to any Performance Unit Award granted during any fiscal year of the Company to any one grantee shall be equitably adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an Award under this Plan, the Company shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such Award.

6.8 Change in Control.

(a) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, (i) all outstanding Options and SARs shall immediately become exercisable in full, (ii) the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit Award shall lapse, (iii) the Performance Period applicable to any outstanding Award shall lapse, (iv) the Performance Measures applicable to any outstanding Award shall be deemed to be satisfied at their target levels or, if greater, on a pro rata basis based on actual achievement as of the date of the Change in Control, and (v) the Board (as constituted prior to such Change in Control) may, in its discretion: (1) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 6.7; and/or (2) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an Option or a SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place, over the purchase price or base price per share of Common Stock subject to such Option or SAR, (ii) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place, and (iii) in the case of a Performance Unit Award, the number of Performance Units then subject to the portion of such award surrendered multiplied by the value of the Performance Unit under the terms of the related Agreement; (B) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above. The Board need not take the same action or actions with respect to all Awards or portions of Awards with respect to all participants.

(b) For purposes of this Plan, a “Change in Control” shall occur if (a) any person or group, as defined in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof.

If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and such Award is payable to a participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code; provided that if such Change in Control does not constitute a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award.

6.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

6.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.11 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.12 Designation of Beneficiary. To the extent permitted by the Committee, a participant may, by completing and returning the appropriate form provided by the Company or its stock plan administrator, name a beneficiary or beneficiaries to receive any payment to which such participant may become entitled under this Plan in the event of his or her death. To the extent permitted by the Committee, a participant may change his or her beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company and/or its stock plan administrator. If a participant does not or is not permitted to designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Plan, such payment will be made to the legal representatives of his or her estate, which will be deemed to be his or her designated beneficiary under this Agreement.

6.13 Recovery Policy. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any recoupment policy adopted by the Company, including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

6.14 Section 409A. (a) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation 1.409A-1(b)(5), or otherwise. To the extent Section 409A of the Code is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the requirements of Section 409A of the Code. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Notwithstanding any other provision of the Plan to the contrary, the Board, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan pursuant to Section 6.2 and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

6.15 Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.16 Foreign Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

6.17 Data Protection. By participating in the Plan, a Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company or a Subsidiary which employs the Participant.

EXHIBIT B

RECONCILIATION OF NON-GAAP MEASURES

In this proxy statement, we provide information regarding EBITAC, adjusted EBITDAC margin, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue measures. These measures are not in accordance with, or an alternative to, the GAAP information provided in this proxy statement. We believe that these presentations provide useful information to investors regarding financial and business trends relating to our results of operations and financial condition. Our industry peers may provide similar supplemental non-GAAP information related to organic revenues, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information we provide should be used in addition to, but not as a substitute for, the GAAP information provided in this proxy statement.

Adjusted presentation - We believe that the adjusted financial information presented herein provides stockholders and other interested persons with useful information regarding certain financial metrics that may assist such persons in analyzing our operating results as they develop a future earnings outlook for us. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

•	Adjusted compensation and operating expenses - We define these measures as compensation expense and operating expense, respectively, each adjusted to exclude acquisition integration costs, New Zealand earthquake claims administration, South Australia and claim portfolio transfer ramp up costs, workforce related charges, lease termination related charges, acquisition related adjustments, litigation settlements and the impact of foreign currency translation, as applicable. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Adjusted ratios - Adjusted compensation expense ratio and adjusted operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures - We believe that EBITAC and adjusted EBITDAC margin each provide a meaningful representation of our operating performance. We consider EBITAC as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC margin is presented to improve the comparability of our results between periods by eliminating the impact of items that have a high degree of variability.

•	EBITAC - We define this measure as net earnings before interest, income taxes, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC - We define this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	Adjusted EBITDAC - We define this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, workforce related charges, lease termination related charges, New Zealand earthquake claims administration costs, South Australia and claim portfolio transfer ramp up fees/costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin - We define this measure as adjusted EBITDAC divided by total adjusted revenues (see table below).

Organic Revenues - For the Brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of our business in both the current and prior year. In addition, change in organic growth excludes the impact of supplemental and contingent commission revenues and the period-over-period impact of foreign currency translation. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same prior year periods. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounted for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of South Australian ramp up fees, New Zealand earthquake claims administration and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current fiscal year and beyond. We have historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of our brokerage and risk management segments.

All figures are unaudited and in millions except percentages

EBITAC

Brokerage and Risk Management	2013	2012	2011	2010	2009
Earnings from continuing operations	$251.0	$198.3	$173.5	$166.8	$154.4
Provision for income taxes	150.1	128.9	107.7	108.0	96.5
Amortization	125.2	99.0	79.3	60.8	55.0
Change in estimated acquisition earnout payables	1.7	3.4	(6.2)	(2.6)	4.1
EBITAC	$528.0	$429.6	$354.3	$333.0	$310.0
EBITAC growth	22.9%	21.2%	6.4%	7.4%

EBITDAC

EBITDAC – Brokerage	2013	2012
Net earnings	$204.8	$155.8
Provision for income taxes	122.8	103.0
Depreciation	31.1	24.7
Amortization	122.7	96.2
Change in estimated acquisition earnout payables	2.6	3.6
EBITDAC	$484.0	$383.3

EBITDAC – Risk Management	2013	2012
Net earnings	$46.2	$42.5
Provision for income taxes	27.3	25.9
Depreciation	19.4	16.0
Amortization	2.5	2.8
Change in estimated acquisition estimated payables	(0.9)	(0.2)
EBITDAC	$94.5	$87.0

EBITDAC – Brokerage and Risk Management	2013	2012
Net earnings	$251.0	$198.3
Provision for income taxes	150.1	128.9
Depreciation	50.5	40.7
Amortization	125.2	99.0
Change in estimated acquisition estimated payables	1.7	3.4
EBITDAC	$578.5	$470.3

ADJUSTED EBITDAC MARGIN AND ADJUSTED REVENUES

ADJUSTED EBITDAC	2013	2012
Brokerage – EBITDAC	$484.0	$383.3
Gains on book sales	(5.2)	(3.9)
Acquisition integration	24.1	19.3
Workforce and lease termination	7.8	14.4
Levelized foreign currency translation	—	1.1
Brokerage – Adjusted EBITDAC	$510.7	$414.2
Risk Management – EBITDAC	$94.5	$87.0
New Zealand earthquake claims administration	—	(1.5)
Workforce and lease termination	1.7	2.7
South Australia and claim portfolio transfer ramp up	(0.1)	2.1
Risk Management – Adjusted EBITDAC	96.1	90.3
Brokerage and Risk Management – Adjusted EBITDAC	$606.8	$504.5
Brokerage and Risk Management – Adjusted EBITDAC Margin	22.1%	21.2%

ADJUSTED REVENUES	2013	2012
Brokerage – Reported Revenues	$2,144.3	$1,827.6
Gains on book sales	(5.2)	(3.9)
Levelized foreign currency translation	—	(7.5)
Brokerage – Adjusted Revenues	$2,139.1	$1,816.2
Risk Management – Reported Revenues	$611.0	$571.7
New Zealand earthquake claims administration	(0.1)	(8.6)
South Australia and claim portfolio transfer ramp up	(1.4)	—
Risk Management – Adjusted Revenues	$609.5	$563.1
Brokerage and Risk Management – Adjusted Revenues	$2,748.6	$2,379.3

ORGANIC REVENUE GROWTH

Brokerage – Organic Revenue Growth	2013	2012
Commissions and Fees
Commission revenues as reported	$1,553.1	$1,302.5
Fee revenues as reported	450.5	403.2
Less commission and fee revenues from acquisitions	(216.8)	—
Less disposed of operations	—	(6.2)
Levelized foreign currency translation	—	(6.7)
Organic base commission and fee revenues	$1,786.8	$1,692.8
Organic change in base commission and fee revenues	5.6%
Supplemental Commissions
Supplemental commissions as reported	$77.3	$67.9
Less supplemental commissions from acquisitions	(5.4)	—
Organic supplemental commissions	$71.9	$67.9
Organic change in supplemental commissions	5.9%
Contingent Commissions
Contingent commissions as reported	$52.1	$42.9
Less contingent commissions from acquisitions	(8.8)	—
Organic contingent commissions	$43.3	$42.9
Organic change in contingent commissions	0.9%
Combination Calculations
Organic change in commissions and fees and supplemental commissions	5.6%

Risk Management – Organic Revenue Growth	2013	2012
Fees	$589.0	$550.3
International performance bonus fees	20.0	18.2
Fees as reported	609.0	568.5
Less fees from acquisitions	(2.7)	—
Less South Australia ramp up fees	(1.4)	—
New Zealand earthquake claims administration	(0.1)	(8.6)
Levelized foreign currency translation	—	(6.3)
Organic fees	$604.8	$553.6
Organic change in fees	9.3%

ADJUSTED COMPENSATION EXPENSE RATIO

Brokerage – Adjusted Compensation Expense	2013	2012
Reported compensation expense	$1,290.4	$1,131.6
Acquisition integration	(10.9)	(13.2)
Workforce and lease termination related charges	(7.7)	(13.7)
Levelized foreign currency translation	—	(5.4)
Adjusted compensation expense	$1,271.8	$1,099.3
Adjusted revenues	$2,139.1	$1,816.2
Adjusted compensation expense ratio	59.5%	60.5%

Risk Management – Adjusted Compensation Expense	2013	2012
Reported compensation expense	$370.5	$347.0
New Zealand earthquake claims administration	—	(5.5)
South Australia and claim portfolio transfer ramp up costs	(1.2)	(1.5)
Workforce and lease termination related charges	(1.7)	(2.5)
Adjusted compensation expense	$367.6	$337.5
Adjusted revenues	$609.5	$563.1
Adjusted compensation expense ratio	60.3%	59.9%

Brokerage and Risk Management Combined	2013	2012
Adjusted compensation expense	$1,639.4	$1,436.8
Adjusted revenues	2,748.6	2,379.3
Adjusted compensation expense ratio	59.6%	60.4%

ADJUSTED OPERATING EXPENSE RATIO

Brokerage – Adjusted Operating Expense	2013	2012
Reported operating expense	$369.9	$312.7
Acquisition integration	(13.2)	(6.1)
Workforce and lease termination related charges	(0.1)	(0.7)
Levelized foreign currency translation	—	(3.2)
Adjusted operating expense	$356.6	$302.7
Adjusted revenues	$2,139.1	$1,816.2
Adjusted operating expense ratio	16.7%	16.7%

Risk Management – Adjusted Operating Expense	2013	2012
Reported operating expense	$146	$137.7
New Zealand earthquake claims administration	(0.1)	(1.6)
South Australia and claim portfolio transfer ramp up costs	(0.1)	(0.6)
Workforce and lease termination related charges	—	(0.2)
Adjusted operating expense	$145.8	$135.3
Adjusted revenues	$609.5	$563.1
Adjusted operating expense ratio	23.9%	24.0%

Brokerage and Risk Management Combined	2013	2012
Adjusted compensation expense	$502.4	$438.0
Adjusted revenues	$2,748.6	$2,379.3
Adjusted compensation expense ratio	18.3%	18.4%

ARTHUR J. GALLAGHER & CO. THE GALLAGHER CENTRE TWO PIERCE PLACE ITASCA, IL 60143-3141

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ARTHUR J. GALLAGHER & CO.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Sherry S. Barrat 1b. William L. Bax 1c. Frank E. English, Jr. 1d. J. Patrick Gallagher, Jr. 1e. Elbert O. Hand 1f. David S. Johnson 1g. Kay W. McCurdy 1h. Norman L. Rosenthal	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR

proposals 2, 3 and 4.

2.    Ratification of the Appointment of Independent Auditor

3.    Approval of Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan

4.    Advisory vote to approve the Compensation of Our Named Executive Officers

				For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
				☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

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M71518-P46595

ARTHUR J. GALLAGHER & CO.

Annual Meeting of Stockholders

May 13, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Patrick Gallagher, Jr. and Walter D. Bay, each of whom is an officer of Arthur J. Gallagher & Co., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARTHUR J. GALLAGHER & CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 13, 2014, at The Gallagher Centre, Two Pierce Place, Itasca, IL 60143, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side